[LOGO]

                                   PROSPECTUS

                      UP TO 210,000 SHARES OF COMMON STOCK
                                 $9.50 PER SHARE

         Nittany Financial Corp. is offering to sell up to 210,000 shares of its common stock at $9.50 per share. Nittany intends to sell the shares through its directors and officers, who will use their best efforts to sell the shares. The offering is not underwritten and is not subject to the sale of any minimum number or dollar amount of shares. Our directors and executive officers plan to purchase at least 30,000 shares in the offering.

         The common stock is listed on the Electronic Bulletin Board under the symbol "NTNY." Nittany's common stock began trading on the Electronic Bulletin Board on October 23, 1998 and Nittany issued a 10% stock dividend in January 2001. Since the initial issuance of the stock, the sales prices have generally ranged from approximately $8.00 to $12.00 per share.

         The offering price does not necessarily reflect the price at which the common stock currently trades, nor does the offering price necessarily reflect the price at which Nittany's common stock will trade following the offering. Because the offering is expected to take place over a period of 60 days and as long as 210 days, the market price could vary during the offering.

         On May 29, 2001, the last reported sales price of the common stock on the Electronic Bulletin Board was $10.00 per share.

         INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

         THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION FUND OR ANY OTHER GOVERNMENTAL AGENCY.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                        Proceeds, Before
                           Price to Public            Expenses, To Nittany
                           ---------------            --------------------
Per Share:                      $9.50                         $9.50
Total Maximum(1)              $1,995,000                   $1,995,000

----------------
(1) Although we are offering 210,000 shares, we have filed a registration statement covering 250,000 shares. If we find that demand for the shares is sufficient, we may sell some or all of the additional 40,000 shares. If we sold all of the additional shares, gross proceeds to Nittany would increase by $380,000.

         We plan to keep the offering open for approximately 60 days, but we may terminate it early or extend it. The offering will terminate no later than December 31, 2001. We will conduct sequential closings on approximately a monthly basis. We intend to deliver certificates representing shares for accepted subscriptions within 10 days after each sequential closing.

                  THE DATE OF THIS PROSPECTUS IS JUNE 1, 2001.

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                     THE HISTORY OF NITTANY FINANCIAL CORP.
                                AND NITTANY BANK

July 1997                  Chairman Samuel J. Malizia and President David Z. Richards meet to form Nittany Bank and Nittany
                           Financial Corp.
Fall 1997                  Original Board of Directors is assembled and organizers create business plan for Nittany Financial Corp.
December 10, 1997          Nittany Financial Corp. is incorporated as a Pennsylvania corporation.
January-March 1998         Regulatory applications, business plans and strategy of Nittany Bank is formed.  Organizers meet with regulators.
March 1998                 Nittany Financial Corp. board of directors move forward with the formation and filings to organize
                           Nittany Bank.  Original board of directors include Samuel J.  Malizia, Chairman; David Z. Richards,
                           President and Chief Executive Officer; William A. Jaffe, Secretary; D. Michael Taylor and Donald J.
                           Musso.
March 24, 1998             Agreement is signed with First Commonwealth Bank to assume the deposits and acquire certain assets of two Central Bank locations in State College.
April 7, 1998              Regulatory applications filed for federal charter, FDIC Insurance of Accounts and Holding Company.
May 1998                   Preliminary stock prospectus is filed with the Securities and Exchange Commission (the "SEC").
July 30, 1998              SEC declares effective final prospectus and initial public stock offering of Nittany Financial Corp.
                           begins.
August 1998                Richard C. Barrickman and John E. Arrington join the Nittany Bank executive management team.
September 14, 1998         Conditional regulatory approvals are received for approval of the holding company, FDIC insurance and a federal banking charter.
October 23, 1998           Final closing of stock offering. Nittany Financial Corp. is capitalized with $5.7 million in capital.
October 23, 1998           Organizers close the purchase of both Central Bank offices.
October 26, 1998           Nittany Bank opens its doors as State College's hometown bank.  The slogan of "The Right Bank, The
                           Right Time" is adopted.
November 1998              Nittany Bank issues its first digitally imaged bank statement.  Customers can conveniently store all statements for a year in a Nittany Bank binder.
November 1998              24 Hour Telephone Banking,"The Nittany Line," is introduced.
December 31, 1998          Nittany Bank closes its first nine weeks of operation with assets in excess of $24 million.
January 1999               Remodeling is completed of both offices.
April-May, 1999            New ATM at College Avenue office; addition of drive-up ATM at North Atherton office.
May 1999                   Nittany Asset Management, Inc. chartered as subsidiary to offer alternative securities investments.
June 1999                  Nittany Bank holds first meeting of Community Advisory Board of Directors to evaluate needs of the community and solicit comments.
August 1999                Nittany Financial Corp. exceeds $40 million in assets.
November 1999              Nittany Asset Management, Inc. commences business operations.
December 1999              Nittany Financial Corp. approaching $50 million in assets.
December 1999 -            Nittany Financial Corp. conducts secondary common stock offering which raised approximately $1.5
March 31, 2000             million in gross proceeds from the from the sale of 131,953 common shares.
August 2000                Third branch office and ATM opened at 129 Rolling Ridge Drive, State College, Pennsylvania.  Fourth
                           ATM opened on Sowers Street, downtown, State College.
December 2000              Nittany Financial Corp. approaching $70 million in assets.
January 2001               Nittany Financial Corp. issued a 10% stock dividend.
March 2001                 Nittany Bank purchased the building of the former Zimms Restaurant on East College Avenue (Route
                           26) in State College.  Nittany Bank intends to operate a financial center on site, expected to open in the second half of 2001.
March 31, 2001             Nittany Financial Corp. exceeds $71 million in assets.
April 2001                 Nittany Bank launches to its customers internet banking services, which offers personal and business online banking and bill payment services.

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                                TABLE OF CONTENTS

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                                                                                                               Page


Prospectus Summary................................................................................................1
Risk Factors......................................................................................................6
Use of Proceeds...................................................................................................8
Capitalization....................................................................................................9
Determination of Offering Price...................................................................................9
Trading History and Dividends....................................................................................10
How to Subscribe.................................................................................................11
Management's Discussion and Analysis of Financial Condition and Results of Operations............................12
Business.........................................................................................................21
Regulation.......................................................................................................35
Management.......................................................................................................39
Description of Capital Stock.....................................................................................44
Certain Anti-Takeover Provisions.................................................................................46
Legal Matters....................................................................................................47
Experts           ...............................................................................................47
Available Information............................................................................................47
Index to Financial Statements....................................................................................48
Financial Statements............................................................................................F-1
Subscription Agreement..........................................................................................A-1

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         NO  PERSON  IS  AUTHORIZED  TO GIVE  ANY  INFORMATION  NOR TO MAKE  ANY
REPRESENTATIONS OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE COMMON STOCK OF NITTANY FINANCIAL CORP. MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NITTANY FINANCIAL CORP. SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED HEREIN.

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                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information regarding Nittany Financial Corp. and the common stock being sold in this offering and our financial statements and the notes to the financial statements appearing elsewhere in this prospectus. References in this document to "we", "us", and"our" refer to Nittany Bank. In certain instances where appropriate, "we", "us", and "our" refer collectively to Nittany Financial Corp., Nittany Bank, and Nittany Asset Management, Inc. References in this document to "Nittany" refers to Nittany Financial Corp.

                             NITTANY FINANCIAL CORP.

         Nittany is a holding company organized in 1997 for the purpose of establishing a de novo community bank in State College, Pennsylvania. Nittany Bank commenced operations as a wholly-owned FDIC-insured federal savings bank subsidiary of Nittany on October 26, 1998. At March 31, 2001, the business operations of Nittany included the following two operating subsidiaries:

          o Nittany Bank commenced banking operations in October 1998 as a federally-insured federal savings bank with two offices at 116 East College Avenue, 1276 North Atherton, State College, Pennsylvania. On August 7, 2000, a third branch office was opened at 129 Rolling Ridge Drive in State College. On March 15, 2001, Nittany Bank purchased the building of the former Zimms Restaurant on East College Avenue (Route 26) in State College, Pennsylvania. Nittany Bank intends to operate a full financial center on the site. The building will have a full service Nittany branch office, an office of Nittany Asset Management and possibly other tenants, which may include service related businesses, such as, legal, insurance, and accounting businesses. The new office is expected to open in the second half of 2001.

          o Nittany Asset Management, Inc. was formed in May 1999 primarily to offer various types of investment products and services. This subsidiary is headquartered at 1276 North Atherton, State College, Pennsylvania and began operations in November 1999.

         Our business is conducted principally through Nittany Bank. Nittany Bank provides a full range of banking services with emphasis on residential real estate lending, consumer lending, commercial lending, and retail deposits. At March 31, 2001, we had consolidated assets of $71.4 million, loans receivable, net of $46.3 million, deposits of $53.7 million, and stockholders' equity of $6.5 million.

         Our principal executive office is located at 116 East College Avenue, State College, Pennsylvania 16801. Our telephone number is (814) 234-7320. We maintain a website at http://www.nittanybank.com. Any information on our website is not part of the offering.

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                                  THE OFFERING


Shares of common stock offered..........................  210,000 shares (1)

Offering Price..........................................  $9.50 per share

Shares of common stock outstanding at
   March 31, 2001.......................................  780,312 shares

Shares of common stock to be outstanding
   after the offering...................................  990,312 (maximum) shares (1)

Purchase guidelines.....................................  Through December 31, 2001, the common stock will be offered in the following priorities.
                                                          Shareholders and customers of Nittany Bank as of
                                                          the date of this prospectus have first priority to
                                                          purchase shares in the offering.  After July 31,
                                                          2001, any remaining shares will be offered to the
                                                          general public, with a preference to persons
                                                          residing  in the State College area.  Our directors
                                                          and executive officers plan to purchase at least
                                                          30,000 shares in the offering and reserve the right
                                                          to increase or decrease the number of shares to be
                                                          purchased.  See page 11.

Use of proceeds.........................................  We intend to use the proceeds to capitalize Nittany
                                                          Bank, which in turn will use such proceeds to
                                                          increase its working capital and total regulatory
                                                          capital.

Electronic bulletin board symbol........................  NTNY

Minimum subscription....................................  250 shares (2)

Maximum subscription....................................  10,000 shares (2)

Minimum to be sold in the offering......................  No minimum

Plan of Distributions...................................  Nittany plans to offer shares of common stock, through its officers and directors, to shareholders,
                                                          customers, persons and businesses in the State
                                                          College area and elsewhere in the Commonwealth
                                                          of Pennsylvania.  Nittany may, in its sole
                                                          discretion, accept or reject any subscription, in
                                                          whole or in part.  Funds received by Nittany from
                                                          a subscriber will be available to Nittany upon the
                                                          acceptance of the subscription.  We intend to
                                                          conduct the first closing on or before June 30, 2001
                                                          and subsequent sequential closings on
                                                          approximately a monthly basis.  Between closings,


                                        2

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
                                                          all funds will be placed in an escrow deposit at
                                                          Nittany Bank.  If Nittany elects not to accept a
                                                          subscription, all funds received from the subscriber
                                                          will be returned within 10 business days, without
                                                          interest.  See pages 11-12.


--------------------
(1) These figures do not include any of the additional 40,000 shares that we have registered and may issue. See the footnote on the cover page of this prospectus. These figures also do not include 95,154 shares issuable upon exercise of outstanding stock options to employees, executive officers, and directors with exercise prices of up to $9.09 per share.
(2) The minimum and maximum subscription may be waived on a case-by-case basis by the Board of Directors. In addition, the total number of shares that any person may purchase, when added to his existing ownership, may not equal or exceed 10% of the shares outstanding at the completion of this offering.


                                        3

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                      SELECTED CONSOLIDATED FINANCIAL DATA

         You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and notes to those financial statements elsewhere in this prospectus.

                                             For the Three Months
                                                Ended March 31,                    For the Year Ended December 31,
                                             ---------------------        --------------------------------------------------
                                              2001           2000          2000          1999           1998         1997(1)
                                             ------         ------        ------        ------         ------       --------
                                                                         (Dollars in Thousands)
Income Statement Data:
Total interest and dividend
   income............................       $ 1,267         $  899        $4,172        $2,449         $  187        $   --
Total interest expense...............           787            528         2,491         1,455             95            --
                                            -------         ------        ------        ------        -------        ------
Net interest income..................           480            371         1,681           994             92            --
                                            -------         ------        ------        ------         ------        ------
Provision for loan losses............            41             33           157            99            100            --
Net interest income (loss) after
   provision for loan losses.........           439            338         1,524           895             (8)           --
                                            -------         ------        ------        ------        --------       ------
Total non-interest income............            89             64           264           171             13            --
Total non-interest expenses..........           491            365         1,638         1,293            505            26
                                            -------         ------        ------        ------         ------        ------
Net income (loss) before
   income taxes......................            37             37           150          (227)          (500)           26
Income taxes.........................           --             --             --            --             --            --
                                            -------         ------        ------        ------        -------        ------
Net income (loss)....................       $    37         $   37        $  150        $ (227)       $  (500)       $  (26)
                                            =======         ======        ======        =======        ======        ======

--------------
(1)   Financial  information  for 1997  represents the financial  operations and condition of Nittany prior to the formation of Nittany Bank.  Nittany Bank commenced operations on October 26, 1998.

                                        4

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                                                           At or for the
                                                           Three Months
                                                          Ended March 31,            At or for the Year Ended December 31,
                                                      -----------------------      ----------------------------------------
                                                        2001         2000(2)        1999(2)        1998(2)       1997(1)(2)
                                                      -------       ---------      ---------      ---------      ----------
                                                         (Dollars in Thousands, Except per Share Amounts)
Balance Sheet Data:
  Total assets.........................               $71,435        $69,420         $50,045        $24,791        $    99
  Investment securities (includes
     available for sale and held to
     maturity).........................                16,281         19,917          17,547         13,151             --
  Loans receivable, net................                46,344         43,416          27,979          4,424             --
  Intangible assets (goodwill).........                   835            847             894            942             --
  Total deposits......................                 53,670         53,875          35,783         13,992             --
  FHLB advances........................                 5,936          6,600           8,600          5,000             --
  Total stockholders' equity...........                 6,498          6,360           5,231          5,154            (26)
  Total stockholders' equity
     before accumulated other
     comprehensive loss................                 6,546          6,509           5,777          5,184            (26)
Per Share  Data:
   Net income (loss) - basic...........             $     .05        $   .19       $    (.36)     $  (3.29)            N/A
   Net income (loss) -  diluted........                   .05            .19            (.36)           N/A            N/A
   Book value (end of period)(3)(4)....                  8.33           8.15            7.24           8.11            N/A
   Weighted average number of
      shares outstanding -- basic......               780,312        772,998         635,180        151,854            N/A
   Weighted average number of
      shares outstanding -- diluted....               787,101        776,244         635,180            N/A            N/A
Selected Asset Quality Ratios:
   Net loans charged-off as a
     percent of average loans..........                   .02%           .02%            .06%           .06%           N/A
   Total non-performing loans to
     net loans.........................                    --            .09%             --             --             --
   Allowance for loan losses to
     total loans.......................                   .80%           .79%            .66%          2.18%           N/A
Capital Ratios:
   Tangible capital ...................                  8.08%          8.24%           9.83%         18.72%           N/A
   Core capital........................                 13.83%         14.96%          17.17%         31.58%           N/A
   Total risk-based capital............                 14.74%         15.87%          17.80%         32.32%           N/A

--------------------
N/A - Not Applicable
(1)  At or for the three month period ended December 31, 1997.
(2) Per share data was adjusted for a 10% stock dividend issued on January 1, 2001.
(3) Book value per share, excluding accumulated other comprehensive loss, was $8.39, $8.34, $8.00, and $8.16, respectively.
(4) Cash book value per share, excluding accumulated other comprehensive loss and intangible assets, was $7.32, $7.26, $6.76, and $6.68, respectively.

                                        5

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                                  RISK FACTORS

         Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors, together with all the other information included in this prospectus, before you decide whether to purchase shares of our common stock.

         Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they (1) discuss our future expectations; (2) contain projections of our future results of operations or of our financial condition; or (3) state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial condition.

RISKS RELATED TO THE OFFERING

         The Offering Price Does Not Necessarily Represent Current Market Value. Nittany's common stock began trading on the Electronic Bulletin Board on October 23, 1998 and Nittany issued a 10% stock dividend in January 2001. Since the initial issuance of the stock, the sales prices have generally ranged between $8.00 to $12.00 per share. The offering price does not necessarily reflect the price at which the common stock currently trades, nor does the offering price necessarily reflect the price at which Nittany's common stock will trade following the offering. No underwriter assisted us in determining the offering price. See "Trading History and Dividends" on page 10.

         We Have Not Engaged an Underwriter And May Not Sell All of The Shares Offered. The offering is not underwritten, so we can provide no assurance that we will sell all or any of the shares offered. We may sell any number of shares in the offering without any minimum. We may terminate the offering after accepting subscriptions for any number of shares less than the maximum. Once you submit a subscription, we can hold your subscription funds in an non-interest bearing account and accept or reject your subscription for any reason or no reason. Our directors and officers have only limited experience in conducting an offering of common stock.

RISKS RELATED TO OUR BUSINESS

         Our Certificate of Incorporation and Bylaws Contain Certain Provisions Which May Discourage Non-Negotiated Takeover Attempts and May Limit Your Voting Power. Certain provisions included in our certificate of incorporation and bylaws are designed to encourage potential acquirors to negotiate directly with our board of directors and to discourage takeover attempts. These provisions, which include restrictions on stockholders' ability to call special meetings, require an 80% vote for certain business combinations and amendments to our certificate of incorporation and bylaws and do not permit cumulative voting in the election of directors, may discourage non-negotiated takeover attempts. These provisions also tend to perpetuate management. You may determine that these provisions are not

                                        6
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in your best  interest  in as much as they may  substantially  limit your voting power. See "Certain Anti- Takeover Provisions" on page 46.

         Future Changes in Interest Rates May Reduce Our Earnings. Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between (1) the interest income we earn on interest-earning assets, such as mortgage loans and investment securities and (2) the interest expense we pay on our interest- bearing liabilities, such as deposits and amounts we borrow.

         If more interest-earning assets than interest-bearing liabilities reprice or mature during a time when interest rates are declining, then our net interest income may be reduced. If more interest-bearing liabilities than interest-earning assets reprice or mature during a time when interest rates are rising, then our net interest income may be increased. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Market Risk and Net Portfolio Value" on page 13.

         Fluctuations in interest rates are not predictable or controllable. We have attempted to structure our asset and liability management strategies to mitigate the impact of changes in market interest rates on our net interest income. However, there can be no assurance that we will be able to manage interest rate risk so as to avoid significant adverse effects in our net interest income.

         Our Lending Business Is Geographically Concentrated Which Could Reduce Our Earnings and Effect Our Financial Condition. Our loan portfolio consists almost entirely of loans to persons and businesses located in Pennsylvania and, in particular, Centre County. The collateral for many of our loans consists of real and personal property located in the same county. This lack of geographic diversification in the loan portfolios could have a material adverse effect on our financial condition and results of operation if a cyclical downturn or natural disaster affected the local economy.

         The Lending Business Has Inherent Risks. Nittany Bank is engaged primarily in real estate mortgage lending and consumer lending. A significant amount of the loans are secured by local commercial real estate, which is considered to have a higher risk than home mortgages. The risk of nonpayment of loans is inherent in the lending business. The ability of borrowers to repay their obligations can be adversely affected by factors beyond our control, including local and general economic and market conditions. A substantial portion of our loans are secured by real estate. These same factors may adversely affect the value of real estate collateral. We maintain an allowance for loan losses and periodically make additional provisions to the allowance to reflect the level of losses determined by management to be inherent in the loan portfolio. However, the level of the allowance and the amount of these provisions are only estimates based on our judgment, and we can provide no assurance that actual losses incurred will not exceed the amount of the allowance or require substantial additional provisions to the allowance.

         We Have a Short Operating History. At March 31, 2001, Nittany Bank has been operating for approximately two years. We cannot assure you that we will continue to increase in asset size at the rate we have grown since inception on October 26, 1998, or that results of future operations can be predicted.

         We Do Not Currently Pay Cash Dividends. Our ability to pay cash dividends in the future will depend on our profitability, growth, capital needs and compliance with regulatory capital requirements. The Board of Directors currently intends to retain earnings, if any, to support growth and has no intention of paying cash dividends in the foreseeable future. We cannot assure you as to when or whether we will pay a cash dividend or the amount of the dividend.

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         We Face Strong  Competition.  Competition may have an adverse effect on
us. In Centre County, Pennsylvania, large regional financial institutions headquartered outside of the area dominate the banking industry. These large
regional   financial   institutions   have  greater   resources  for  marketing,
development of services and products than we have, and they may enjoy greater economies of scale.

         Our Operations Could Be Significantly Curtailed By Our Regulators. Because Nittany Bank is a de novo bank, we must maintain a ratio of Tier I capital to average assets of at least 8% for a period of three years, from the opening of Nittany Bank on October 26, 1998. If we do not maintain such a ratio, our operations could be significantly curtailed by our regulators. At March 31, 2001, Nittany Bank's Tier I capital to average assets was 8.08%.

         We Are Subject to Extensive Regulations Which Could Affect Our Operations. In November 1999, the President signed into law the
Gramm-Leach-Bliley Financial Services Modernization Act of 1999. This legislation is intended to modernize the financial services industry by establishing a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms and other financial service providers. Since the legislation now permits banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation. This could result in a growing number of larger financial institutions that offer a wider variety of financial services than we currently offer and that can aggressively compete in the markets we currently serve. This could adversely impact our profitability.

         The Amount of Common Stock Held by Our Executive Officers and Directors Gives Them Significant Influence over the Election of Our Board of Directors and Other Matters That Require Stockholder Approval. A total of approximately 329,575 shares of our common stock (including vested stock option), or 33.3% of the common stock outstanding (assuming 210,000 shares are sold in this offering resulting in 990,312 shares outstanding), is expected to be beneficially owned by our directors and executive officers following this offering. Therefore, if they vote together, our directors and executive officers have the ability to exert significant influence over the election of our Board of Directors and other corporate actions requiring stockholder approval, including the adoption of proposals made by stockholders. See page 44.

         Our Stock Price May Fluctuate Significantly. In recent years the stock market in general and the market for shares of small capitalization stocks in particular have experienced significant price fluctuations, which have often been unrelated to the operating performance of affected companies. These fluctuations could have a material adverse effect on the market price of our common stock.

         An underwriter is permitted to take certain steps to limit the volatility of a stock's market price after completion of an offering. Without an underwriter, we will have little or no control over the volatility of the market price for our common stock after the offering.

                                 USE OF PROCEEDS

         If we sell all of the shares offered, gross proceeds will be $1,995,000. We estimate expenses of the offering at approximately $70,000 leaving maximum net proceeds of $1,925,000. If we sell less than all of the shares offered, proceeds will be lower. Additionally, depending upon the amount of time and marketing to complete the offering and other factors, expenses may be greater. The offering is not subject to the sale of any minimum number or dollar amount of shares. See "How to Subscribe - General" on page 11.

         Nittany intends to retain all proceeds received in the offering and to invest all of the capital in Nittany Bank. The funds will be used to increase Nittany Bank's working capital and total regulatory capital. If we sell all the shares being offered, Nittany Bank will increase its loan to one-borrower limit to approximately $1.1 million.

         Proceeds retained by Nittany will initially be invested in government securities or other permitted investments and ultimately used in the discretion of the Board of Directors. We cannot assure you that we will succeed in selling all or any portion of the shares being offered.

                                 CAPITALIZATION

         The following table sets forth the capitalization and capital ratios of Nittany at March 31, 2001, and as adjusted to give pro forma effect to the offering assuming sale of the 210,000 shares offered hereby:

                                                                                                At March 31, 2001
                                                                                          -------------------------------
                                                                                                            As Adjusted
                                                                                           Actual         for the Offering
                                                                                           ------         ----------------
                                                                                              (Dollars in Thousands)
Preferred stock, 5,000,000 shares authorized; none outstanding...............              $    -               $    -
Common stock, $.10 par value, 10,000,000 shares authorized;
   shares outstanding: 780,312 at March 31, 2001 and
   990,312 as adjusted.......................................................                  78                   99
Additional paid-in capital...................................................               7,652                9,556
Retained deficit ............................................................              (1,184)              (1,184)
                                                                                           ------               ------
Stockholders' equity before accumulated other comprehensive loss.............               6,546                8,471
Accumulated other comprehensive (loss) (1)...................................                 (48)                 (48)
                                                                                           ------               ------
Total stockholders' equity ..................................................              $6,498               $8,423
                                                                                           ======               ======

(1)     Represents unrealized loss on securities available for sale.

Capital Ratios:
   Tangible capital .........................................................                8.08%               10.81%
   Core capital..............................................................               13.83%               18.49%
   Total risk-based control..................................................               14.74%               19.40%

         The table above assumes that Nittany will immediately pay estimated expenses of $70,000 and invest net proceeds in U.S. Treasury securities with a 0% risk factor for regulatory capital purposes. The table above does not reflect shares of common stock that would be issued upon exercise of outstanding stock options. See "Management - Stock Option Plan" on page 42. The table also does not reflect the additional 40,000 shares that we have registered and may sell as described in the footnote on the cover page of this prospectus.

                         DETERMINATION OF OFFERING PRICE

         The Board of Directors of Nittany determined the offering price for the shares of common stock offered after considering several factors, including recent trading prices of the common stock, book value per share, earnings per share, historical results of operations, assessment of our management and financial condition and market activity of stock for other financial institutions. The offering price does not necessarily reflect the price at which the common stock currently trades, nor does the offering price necessarily reflect the price at which the common stock will trade following the offering. Because the offering is expected to take place over a period of 60 days and as long as 210 days, the market price for the common stock could vary during the offering.

                          TRADING HISTORY AND DIVIDENDS

Trading History

     Nittany's common stock is listed on the Electronic Bulletin Board under the symbol "NTNY." E.E. Powell & Co., Inc., Ryan Beck & Co., and Tucker Anthony, Inc. have acted as market makers for the common stock. These market makers have no obligation to make a market for Nittany's common stock, and they may discontinue making a market at any time.

         The information in the following table indicates the high and low closing prices for the common stock, based upon information provided by the market makers. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission, do not reflect actual transactions, and do not include nominal amounts traded directly by shareholders or through other dealers who are not market makers.

         On January 1, 2001, Nittany issued a 10% stock dividend to stockholders of record as of December 1, 2000. Market prices for 2000 and 1999, set forth in the table below, have been adjusted for the stock dividend issued by Nittany on January 1, 2001.


                                                    High ($)       Low ($)
                                                   ---------      --------
2001
----
April 1, 2001 to May 29, 2001......................  10.00          9.50
First Quarter......................................  12.00          9.00

2000
----
Fourth Quarter.....................................   9.55          7.84
Third Quarter......................................   8.86          7.72
Second Quarter.....................................   9.32          8.20
First Quarter......................................   9.55          8.64

1999
----
Fourth Quarter.....................................  10.23          8.64
Third Quarter......................................  10.68          9.55
Second Quarter.....................................  10.68          9.44
First Quarter......................................  10.23          9.44

         On May 29, 2001, the last reported sale price of the common stock on the Electronic Bulletin Board was $10.00 per share. As of March 31, 2001, we had approximately 600 shareholders, which included the number of persons or entities who held stock in nominee or "street" name through various brokerage firms.

Dividend Policy and History

         We currently have no intention of paying cash dividends in the foreseeable future. Instead, we intend to consider the periodic issuance of stock dividends. Payment of cash dividends is conditioned on earnings, financial condition, cash needs, the discretion of the Board of Directors and compliance with regulatory requirements. Our ability to pay dividends to stockholders is dependent upon the dividends we receive from Nittany Bank. Nittany Bank may not declare or pay a cash dividend on any of its stock if the effect of such payment would cause its regulatory capital to be reduced below the regulatory requirements imposed by the OTS.

                                HOW TO SUBSCRIBE

General

         To invest, you must purchase at least 250 shares for a minimum investment of $2,375 (unless waived on a case-by-case basis by the Board of Directors). Once you submit a completed subscription to us, you may not withdraw it. We reserve the right to accept individual subscriptions for fewer than 250 shares in our discretion. The offering is not underwritten and is not conditioned on the sale of any minimum number of shares. Our directors and executive officers intend to purchase at least 30,000 shares in the offering. However, they reserve the right to increase or decrease the number of shares they plan to purchase.

         Only the directors and officers of Nittany and its subsidiaries have the authority to solicit subscriptions for shares. Our directors and officers intend to solicit by means of personal and telephone contact with prospective subscribers and by direct mailing of the prospectus. We may reimburse our directors and officers for their reasonable expenses, if any, incurred in connection with the selling of shares. If necessary, we may enter into an agreement with a registered broker dealer to assist in the sale of shares, without notice to subscribers. Fees to the broker dealer may range from 1% to 3% of the dollar amount of the shares sold. At the time of printing this prospectus, we currently have no plans to enter into such an arrangement.

Purchase Guidelines

         In connection with this offering, through December 31, 2001, Nittany has generally established the following guidelines.

         1. Stockholders of record and customers of Nittany Bank as of the date of this prospectus will be given the first opportunity to purchase stock. In the event of an oversubscription by current stockholders, the stock will be allocated pro-ratably in proportion to their current ownership in Nittany. In the event of an oversubscription by customers, orders will be filled in the order they are received.

         2. After July 31, 2001, any remaining shares will be offered to the general public, with a preference given to persons residing in the State College area.

         Notwithstanding the above guidelines, Nittany reserves the right to reject any order in part or in whole.

Restrictions

         Only persons who have received a copy of this prospectus may subscribe. No investor may purchase, directly or indirectly, shares which together with any shares previously held by the investor equal or exceed 10% of the Nittany common stock to be outstanding immediately following completion of the offering. In addition, except with our consent, no investor may purchase in the offering, directly or indirectly, more than 10,000 shares of our common stock in the offering.

Application for Common Stock

         The prospectus includes Appendix A, the Stock Subscription Application, and is accompanied by a Stock Subscription Application. You may subscribe to purchase shares by mailing or delivering to us:

          o    a completed and signed application; and
          o a check payable to "Nittany Bank, Escrow Agent for Nittany Financial Corp." in the amount of the purchase price.

         We can accept or reject applications in whole or in part for any reason. We will notify you in writing whether we have accepted your application within ten business days after receipt of your application. If we reject your application in whole or in part, we will return your unaccepted funds.

         We will deposit all subscription funds in a non-interest-bearing escrow account at Nittany Bank. Any funds in the escrow account are insured by the FDIC up to a maximum of $100,000 per purchaser; however, our common stock is not insured by the FDIC or any other agency.

         The first closing is expected to occur on or before June 30, 2001. Thereafter, on approximately a monthly basis, we will conduct a closing at our premises. At each closing, at our request Nittany Bank will release to us funds in the escrow account attributable to accepted applications. Within 10 business days after each closing, we will mail to each of you whose application we have accepted a stock certificate, registered in your name or as directed by you, for the shares you have purchased.

         We plan to keep the offering open for 60 days, but we may terminate it early or extend it until December 31, 2001. If for any reason we terminate the offering without accepting any applications, we will send to each of you who has submitted an application a written notice and a refund of the amount you submitted on those funds while on deposit in the impound account.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

General

         We are a holding company organized in 1997 for the purpose of establishing a de novo community bank in State College, Pennsylvania. Nittany Bank commenced operations as a wholly-owned FDIC- insured federal savings bank subsidiary of Nittany on October 26, 1998. At March 31, 2001, the business operations of Nittany included two operating subsidiaries as follows:

          o Nittany Bank commenced banking operations in October 1998 as a federally-insured federal savings bank with two offices at 116 East College Avenue, 1276 North Atherton, State College, Pennsylvania. On August 7, 2000, a third branch office was opened at 129 Rolling Ridge Drive in State College.

          o Nittany Asset Management, Inc. was formed in May 1999 primarily to offer various types of investment products and services. This subsidiary is headquartered at 1276 North Atherton, State College, Pennsylvania and began operations in November 1999.

         On December 9, 2000, Nittany Bank signed an agreement to purchase the building of the former Zimms Restaurant on East College Avenue (Route 26) in State College, Pennsylvania, subject to various zoning and regulatory approvals. Nittany Bank intends to operate a full financial center on the site. The building will have a full service Nittany branch office, an office of Nittany Asset Management and possibly other tenants, which may include service related businesses, such as, legal, insurance, and accounting businesses. The closing date for the purchase was March 15, 2001 and the new office is expected to open in the second half of 2001.

         Our business is conducted principally through Nittany Bank. Nittany Bank provides a full range of banking services with an emphasis on residential and commercial real estate lending, consumer lending, commercial lending, and retail deposits. At March 31, 2001, we had consolidated assets of $71.4 million, loans receivable, net of $46.3 million, deposits of $53.7 million, and stockholders' equity of $6.5 million.

Market Risk and Net Portfolio Value

         Market risk is the risk of loss of income from adverse changes in prices and rates that are set by the market. We are at risk of changes in interest rates that affect the income we receives on lending and investment activities, as well as the costs associated with its deposits and borrowings. A sudden and substantial change in interest rates may affect our earnings if the rates of interest that we earn on our loans and investments does not change at the same speed, to the same extent or on the same basis as the interest rates we pay on our deposits and borrowings. We make it a high priority to actively monitor and manage our exposure to interest rate risk.

         We seek to manage interest rate sensitivity through our asset and liability committee which is comprised of members of management and the board of directors. The committee accomplishes this by first evaluating the interest rate risk that is inherent in the makeup of our assets and liabilities. Then, the committee considers our business strategy, current operating environment, capital and liquidity requirements, as well as its current performance objectives, and determine an appropriate level of risk. The Board of Directors has adopted guidelines within which we manage our interest rate risk, trying to minimize to the extent practical its vulnerability to changes in interest rates. These strategies include focusing on our investment activities on short and medium-term securities, emphasizing shorter-term loans and loans with adjustable rate features and maintaining and increasing the transaction deposit accounts, as these accounts are considered to be relatively resistant to changes in interest rates and utilizing deposit marketing programs to adjust the term or repricing of its liabilities.

         We also monitors our interest rate sensitivity through the use of a model which estimates the change in its net portfolio value ("NPV") in the event of a range of assumed changes in market interest rates. Net portfolio value is defined as the current market value of assets, less the current market value of liabilities, plus or minus the current value of off-balance sheet items. The change in NPV measures Nittany Bank's vulnerability to changes in interest rates by estimating the change in the market value of its assets, liabilities and off-balance-sheet items as a result of an instantaneous change in the general level of interest rates.

         As market interest rates decrease, the average maturities of loans and investment securities shorten due to quicker prepayments, causing an increase in their value. Deposit accounts have only relatively minor movements in a declining interest rate environment, since they are primarily short term in nature, resulting in the value of deposits decreasing more quickly than the value of assets increase.

         The following table lists the percentage change in Nittany Bank's net portfolio value assuming an immediate change in interest rates of plus or minus up to 300 basis points from the level at March 31, 2001. All loans and investments presented in this table are classified as held to maturity or available for sale.


       Change in Interest
       Rates in Basis Points
       (Rate Shock)                          Net Portfolio Value
       ------------             -------------------------------------------
                                Amount            $ Change         % Change
                                ------            --------         --------
        300                     7,793              (1,366)            (15)
        200**                   8,197                (961)            (10)
        100                     8,775                (383)             (4)
          0                     9,157
       (100)                    8,801                (358)             (4)
       (200)                    8,322                (836)             (9)
       (300)                    7,785              (1,374)            (15)

** Denotes rate shock used to compute the NPV capital ratios.

         As market interest rates rise, the average maturities of loans and securities lengthen as prepayments decrease. Decreases in the value of these loans and securities occur at a more rapid rate in Nittany Bank's NPV model than increases in the value of its deposits. The slow increase in the value of Nittany Bank's deposits in a rising interest rate environment is due to the high concentration of time deposits in the deposit base which have terms of one year or less.

         The NPV model, shown above, which is prepared by the OTS, has certain shortcomings. Based on the model, certain assumptions are made that may or may not actually reflect how actual yields and costs will react to market interest rates. For example, the NPV model assumes that the makeup of Nittany Bank's interest rate sensitive assets and liabilities will remain constant over the period being measured. Thus, although using such a model can be instructive in providing an indication of Nittany Bank's exposure to interest rate risk, we cannot precisely forecast the effects of a change in market interest rates, and the results indicated by the model are likely to differ from actual results.

Comparison of Financial Condition

         Total assets increased $2,015,000 to $71,435,000 at March 31, 2001 from $69,420,000 at December 31, 2000. Strong growth in commercial and commercial real estate loans resulted in an increase in net loans receivable of $2,928,000 that was primarily funded through additional short-term borrowings of $2,611,000.

         Cash and cash  equivalents  increased  $2,107,000  at March 31, 2001 as compared to December 31, 2000. This increase resulted from temporary fluctuations with interest-bearing deposits with other banks due to the timing of customer activity. Management believes that our liquidity needs are satisfied by the current balance of cash and cash equivalents, readily available access to traditional funding sources, FHLB advances, and the portion of the investment and loan portfolios that mature within one year. These sources of funds will enable us to meet cash obligations and off-balance sheet commitments as they come due.

         Investment securities available for sale decreased to $11,907,000 at March 31, 2001 from $14,850,000 at December 31, 2000. Investment securities held to maturity decreased to $3,844,000 at March 31, 2001 from $4,537,000 at December 31, 2000. The decreases in the investment securities portfolios resulted from $3,728,000 of proceeds received from principal repayments and maturities. Offsetting the decrease in the investment securities available for sale portfolio was an increase in the portfolio market value of $98,000. Management elected not to reinvest these funds into similar securities at this time as higher yielding opportunities are being evaluated in response to an increased loan demand. Due to the structure of the investment portfolio, management does not anticipate a significant amount of investments to be called during the remainder of the year.

         Net loans receivable increased to $46,344,000 at March 31, 2001 from $43,416,000 at December 31, 2000. The increase in loans receivable, net resulted from the economic health of our market area and the strategic, service-oriented marketing approach taken by management to meet the lending needs of the area. During 2001, commercial real estate and commercial loans grew to $14,623,000 million from $12,048,000 at December 31, 2000. Management attributed the increases in commercial and commercial real estate to continued customer referrals and our overall relationship with our customers. As of March 31, 2001, we had additional commitments to fund loan demand of $4,500,000 of which approximately $1,800,000 million relates to commercial and commercial real estate.

         The allowance for loans is increased by provisions for loan losses, which is charged against earnings, and is reduced by charge-offs and increased by recoveries. At March 31,2001, our allowance for loan losses increased $31,000 to $374,000 from $344,000 at December 31, 2000. This increase was primarily due to the growth of commercial real estate loans and the commercial loan portfolios. The increased allowance resulted from a loan loss provision of $41,000 and charge-offs of $11,000 during the period.

         The additions to the allowance for loan losses is based upon a determination by management that it believes is appropriate. Due to our lack of historical experience since we are newly formed, management bases its determination upon such factors as the volume and type of loans that we originate, the amount and trends relating to our delinquent and non-performing loans, regulatory policies, general economic conditions and other factors relating to the collectibility of loans in our portfolio. Although we maintain our allowance for loan losses at a level that we consider to be adequate to provide for the inherent risk of loss in our loan portfolio, there can be no assurance that additional losses will not be required in future periods.

         Premises and equipment increased $757,000 as of March 31, 2001 as we purchased a commercial building and land for the purpose of renovating the building and establishing a third branch office.

         Total deposits of $53,670,000 at March 31, 2001 remained relatively unchanged as compared to $53,875,000 at December 31, 2000. This resulted primarily from certain large depositors temporarily withdrawing balances of approximately $3.5 million just prior to March 31, 2001. While we continue to aggressively market our deposit products, management implemented a cash management sweep account program primarily aimed at commercial customers in 2001. This program, which offers us an alternative funding vehicle to higher fixed term deposit products, resulted in an overall increase in short-term borrowings of $2,611,000.

         Stockholder's equity increased to $138,000 at March 31, 2001 as a result of net income of $37,000, and a decline in accumulative other comprehensive loss of $101,000. Accumulated other comprehensive loss decreased as a result of changes in the net unrealized loss on investment securities available for sale due to fluctuations in interest rates. Because of interest rate volatility, accumulated other comprehensive loss could materially fluctuate for each interim period and year-end period depending on economic and interest rate conditions.

Results of Operations

         Net income of $37,000 remained unchanged for the three-month period ended March 31, 2001 as compared to the same period ended 2000 as increases in net interest income and noninterest income of $109,000 and $25,000 were offset by increases in noninterest expense. Basic and diluted earnings per share remained at $.05 per share for both three-month periods ended.

         We recorded net income of $150,000 for the year ended December 31, 2000 as compared to a net loss of $227,000 for the year ended December 31, 1999. This increase in net income was due to the significant growth in net interest income of $687,000 and noninterest income of $93,000 while offset by increases in noninterest expense and the provision for loan losses of $345,000 and $58,000, respectively. Basic and diluted earnings per share increased to $.19 per share for the year ended 2000 from a loss per share of $.39 for the year ended 1999.

         Net interest income for the three months ended March 31, 2001 was $480,000 as compared to $372,000 for the same period ended 2000. Interest income increased $368,000 for 2001 as compared to the prior year period and was influenced mainly by increases in interest earned on loans receivable of $341,000. Interest income was primarily driven by an increase of $18.6 million in average balances of interest-earning assets that primarily resulted from a $15.4 million increase in the average balance of loans receivable. The yield on interest earning assets also increased to 7.41% for the three-months ended March 31, 2001 from 7.21% for the same period ended 2000. With a significant increase in commercial and commercial real estate lending, the yield on loans receivable increased 31 basis points in 2001 as compared to 2000. See "Average Balance Sheet for the Three Months Ended March 31, 2001 and 2000 and Rate/Volume Analysis" on pages 18 and 20, respectively.

         Net interest income for the year ended December 31, 2000 increased $687,000 to $1,681,000 from $994,000 for the same period ended 1999. Interest income increased $1,723,000 for the year ended 2000 as compared to the prior year and was influenced mainly by increases in interest earned on loans receivable and investment securities of $1,598,000 and $135,000, respectively. Although there was an increase in general interest rate levels during these periods, interest income was primarily driven by increases in average balances of interest-earning assets. The average balance of loans receivable increased $18,400,000 to $35,600,000 during 2000, when compared to $17,200,000 for the year ended 1999. The yield on interest earning assets increased to 7.60% for the year ended 2000 from 6.67% for the year ended 1999 and was mainly driven by a 44 basis point and 65 basis point increase in loans receivable and investment securities, respectively. See "Average Balance Sheet for the Period Ended December 31, 2000 and 1999 and Rate/Volume Analysis" on pages 19 and 20, respectively.

         Interest expense increased $260,000 for 2001 as compared to the prior year period and was influenced mainly by an increase in interest expense on deposits of $248,000. This increase was primarily attributable to an increase in the average balance of interest-bearing deposits of $16.3 million. The average balances of certificates of deposit and savings deposit accounts increased $7.8 million and $6.1 million, respectively, and resulted from increased marketing efforts and higher yielding promotional products. Our competitively priced deposit products also contributed to the overall increase in the cost of funds to 5.21% for the three-month period ended March 31, 2001 from 4.88% for the same period ended 2000. See "Average Balance Sheet for the Three Months Ended March 31, 2001 and 2000 and Rate/Volume Analysis."

         Interest expense increased $1,036,000 by the year ended December 31, 2000 to $2,491,000 from $1,455,000 for the same period ended 1999. Interest incurred on deposits and FHLB advances increased $866,000 and $170,000, respectively, for the year ended 2000 as compared to the same period ended 1999. This increase was primarily attributable to a $15,300,000 increase in the average balance of interest-bearing deposits to $39,500,000 for the year ended 2000 from $24,200,000 for the year ended 1999. Specifically, the average principal balances of certificates of deposit and demand deposit accounts increased $8,200,000 and $5,500,000, respectively. Furthermore, the rising interest rate environment resulted in the cost of funds increasing to 5.22% for the year ended December 31, 2000 from 4.62% for the year ended 1999. See
"Average Balance Sheet for the Period ended December 31, 2000 and 1999 and Rate/Volume Analysis."

         Average Balance Sheet. The following table sets forth certain information relating to us for the periods indicated. The average yield and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively for the periods presented. Average balances are derived from average daily balances.

                                                                      For the Three Months Ended March 31,
                                                    ----------------------------------------------------------------------
                                                                 2001                               2000
                                                    ---------------------------------   ----------------------------------
                                                     Average                Average     Average                Average
                                                     Balance   Interest    Yield/Cost   Balance    Interest  Yield/Cost(3)
                                                     -------   --------    ----------   -------    --------  -------------
                                                                          (Dollars in thousands)
Interest-earning assets:
  Loans receivable..............................    $ 44,624   $    923        8.27%    $29,259      $ 582        7.96%
  Investments securities........................      19,336        296        6.12%     17,382        284        6.54%
  Interest-bearing deposits with other banks....       4,514         49        4.34%      3,201         33        4.12%
                                                    --------   --------                 -------      -----
Total interest-earning assets...................      68,474      1,268        7.41%     49,842        899        7.21%
                                                               --------                              -----
Noninterest-earning assets......................       2,270                              1,603
Allowance for loan losses.......................        (354)                              (196)
                                                    ---------                           -------
Total assets....................................    $ 70,390                            $51,249
                                                    ========                            =======
Interest-bearing liabilities:
  Interest-bearing demand deposits..............    $  7,109         41        2.30%    $ 5,240         32        2.44%
  Money market deposits.........................      15,931        205        5.14%     15,464        188        4.86%
  Savings deposits..............................       7,776         92        4.71%      1,642         14        3.41%
  Certificates of deposit.......................      20,077        307        6.14%     12,252        163        5.32%
  Advances from FHLB............................       9,525        142        5.96%      8,624        130        6.03%
                                                    --------   --------                 -------      -----
Total interest-bearing liabilities..............      60,418        787        5.21%    $43,222        527        4.88%
                                                    --------   --------                 -------      -----
Noninterest-bearing liabilities
  Demand deposits...............................       3,021                              2,137
  Other liabilities.............................         638                                475
Stockholders' equity............................       6,313                              5,415
                                                    --------                            -------
Total liabilities and stockholders' equity......    $ 70,390                            $51,249
                                                    ========                            =======
Net interest income.............................               $    481                              $ 372
                                                               ========                              =====
Interest rate spread (1)........................                               2.19%                              2.34%
Net yield on interest-earning assets(2).........                               2.81%                              2.99%
Ratio of average interest-earning assets to
 average interest-bearing liabilities...........                             113.33%                            115.32%

----------------
(1) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(2) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.
(3) Average yields are computed using annualized interest income and expense for the periods.

         Average Balance Sheet. The following table sets forth certain information relating to us for the periods indicated. The average yield and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively for the periods presented. Average balances are derived from average daily balances.

                                                                         For the Period Ended December 31,
                                                     ---------------------------------------------------------------------------
                                                                   2000                                1999
                                                     -----------------------------------   -------------------------------------
                                                      Average                  Average     Average                   Average
                                                      Balance    Interest     Yield/Cost   Balance    Interest     Yield/Cost(3)
                                                      -------    --------     ----------   -------    --------     -------------
                                                                               (Dollars in thousands)
Interest-earning assets:
  Loans receivable...............................    $ 35,560    $  2,935         8.25%    $17,127     $1,338           7.81%
  Investments securities.........................      17,141       1,147         6.69%     16,756      1,012           6.04%
  Interest-bearing deposits with other banks.....       2,189          90         4.11%      2,813         99           3.54%
                                                     --------    --------                   ------     ------
Total interest-earning assets....................      54,890       4,172         7.60%     36,696      2,449           6.67%
                                                                 --------                              ------
Noninterest-earning assets.......................       3,277                                1,658
Allowance for loan losses........................        (256)                                (122)
                                                     --------                              -------
Total assets.....................................    $ 57,911                              $38,232
                                                     ========                              =======
Interest-bearing liabilities:
  Interest-bearing demand deposits...............    $  5,740         141         2.46%    $ 3,480         73           2.11%
  Money market deposits..........................      15,109         757         5.01%     11,837        583           4.93%
  Savings deposits...............................       3,135         137         4.37%      1,557         53           3.38%
  Certificates of deposit........................      15,514         924         5.96%      7,331        383           5.23%
  Advances from FHLB.............................       8,208         532         6.48%      7,290        363           4.97%
                                                     --------    --------                  -------      -----
Total interest-bearing liabilities...............      47,706       2,491         5.22%     31,495      1,455           4.62%
                                                     --------    --------                  -------      -----
Noninterest-bearing liabilities
  Demand deposits................................       2,523                                1,793
  Other liabilities..............................       1,817                                  247
Stockholders' equity.............................       5,865                                4,697
                                                     --------                              -------
Total liabilities and stockholders' equity.......    $ 57,911                              $38,232
                                                     ========                              =======
Net interest income..............................                $  1,681                              $  994
                                                                 ========                              ======
Interest rate spread (1).........................                                 2.38%                                 2.05%
Net yield on interest-earning assets(2)..........                                 3.06%                                 2.71%
Ratio of average interest-earning assets to
 average interest-bearing liabilities............                               115.06%                               116.51%

---------------------
(1) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(2) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

         Rate/Volume Analysis. The following table sets forth certain information regarding changes in our interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume  (changes in average  volume  multiplied  by old rate) and
(ii) changes in rate (changes in rate multiplied by old volume). Increases and decreases due to both rate and volume, which cannot be separated, have been allocated to the change due to volume.


                                                    Three Months
                                                   Ended March 31,              Year Ended December 31,
                                             ---------------------------     ------------------------------
                                                 2001    vs.     2000           2000    vs.     1999
                                             ---------------------------     ------------------------------
                                                  Increase (Decrease)            Increase (Decrease)
                                                         Due to                         Due to
                                             ---------------------------     ------------------------------
                                              Volume      Rate     Total     Volume       Rate      Total
                                              ------      ----     -----     ------       ----      -----
                                                                   (In Thousands)
Interest-earning assets:
Loans receivable .........................   $   306   $    35    $   341   $ 1,440    $   157    $ 1,597
Investment securities ....................        32       (20)        12        23        112        135
Interest-bearing deposits with other banks        13         3         16       (22)        13         (9)
                                             -------   -------    -------   -------    -------    -------
  Total interest-earning assets ..........   $   351   $    18    $   369   $ 1,441    $   282    $ 1,723
                                             =======   =======    =======   =======    =======    =======

Interest-bearing liabilities:
 Interest-bearing demand deposits ........   $    12   $    (3)   $     9   $    48    $    20    $    68
 Money market ............................         6        11         17       161         12        173
 Savings deposits ........................        53        25         78        53         31         84
 Certificates of deposit .................       103        41        144       428        113        541
 Advances from FHLB ......................        14        (2)        12        46        124        170
                                             -------   -------    -------   -------    -------    -------
   Total interest-bearing liabilities ....   $   188   $    72    $   260   $   736    $   300    $ 1,036
                                             =======   =======    =======   =======    =======    =======

Increase (decrease) in net interest income   $   163   $   (54)   $   109   $   705    $   (18)   $   687
                                             =======   =======    =======   =======    =======    =======

         Total noninterest income for the three-months ended March 31, 2001 increased $25,000 as compared to the same period ended 2000. Noninterest income items are primarily comprised of service charges and fees on deposit account activity, along with fee income derived from asset management services and related commissions. Service fees on deposit accounts increased $15,000 and have progressively increased during each quarter as the number of accounts and volume of related transactions have increased. Additionally, for the three-months ended March 31, 2001, Nittany Asset Management contributed approximately $14,000 in commission and management fees, an increase of $4,000 over 2000.

         Total noninterest income for the year ended December 31, 2000 increased to $264,000 from $171,000 for the year ended 1999. Noninterest income items are primarily comprised of service charges and fees on deposit account activity, along with fee income derived from asset management services and related commissions. Service fees on deposit accounts increased $48,000 and have progressively increased during each quarter as the number of accounts and volume of related transactions have increased. Additionally, for the year ended 2000, Nittany Asset Management contributed approximately $43,000 in commission and management fees.

         Total noninterest expenses increased $126,000 for the three-months ended March 31, 2001 as compared to the same period ended 2000. The increase in total noninterest expenses for the current period was primarily related to operating a larger organization that resulted from the opening of an additional branch during the third quarter of 2000, as well as the related marketing efforts to increase visibility within the Company's market. On April 24, 2000, we entered into a lease agreement for a new branch office located in State College, which began operations on August 7, 2000. Salary and benefits costs increased in connection with the new branch office, as three full-time staff were hired. In addition, occupancy and equipment expenses increased as well due to the new branch operations. Additionally, for the three- months ended March 31, 2001, Nittany Asset Management operations contributed approximately $17,000 of other operating expense, an increase of $5,000 over 2000.

         Total noninterest expenses increased to $1,638,000 for the year ended December 31, 2000 from $1,293,000 for 1999. The increase in total noninterest expenses for the current year is primarily related to operating a larger organization that resulted from the opening of an additional branch during the third quarter of 2000, as well as the related marketing efforts to increase visibility within our market. Salary and benefits costs increased in connection with the new branch office, as three full-time employees were hired. In addition, occupancy and equipment expenses increased as well due to the new branch operations. Nittany Asset Management operations also contributed approximately $49,000 of other operating expense.

Liquidity and Capital Resources

         Our primary sources of funds are customer deposits, proceeds from principal and interest payments on loans, proceeds from maturities, sales and repayments of investment securities and FHLB advances. While maturities and scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Management monitors liquidity daily, and on a monthly basis incorporates liquidity management into its asset/liability management program.

         Management monitors both Nittany's and Nittany Bank's total risk-based, tier I risk-based and tier I leverage capital ratios in order to assess compliance with regulatory guidelines. At March 31, 2001, both Nittany and Nittany Bank exceeded the minimum risk-based and leverage capital ratio requirements. Nittany Nittany and Bank's total risk-based, tier I risk-based and tier I leverage ratios are 14.7%, 13.8%, 8.1% and 14.6%, 13.7%, 8.0%, respectively, at March 31, 2001.

                                    BUSINESS

         Nittany Financial Corp. We were incorporated under the laws of the Commonwealth of Pennsylvania on December 8, 1997, primarily to own all of the outstanding shares of capital stock of Nittany Bank. On September 14, 1998, the Office of Thrift Supervision, referred to as the "OTS", granted us the necessary approvals to acquire the capital stock of Nittany Bank and to become a savings and loan holding company of Nittany Bank. Nittany Bank opened for business on October 26, 1998, and currently has three branches in State College, Pennsylvania.

         We initially issued 29,998 shares of Common Stock at $10.00 per share in a private offering in order to pay our pre-opening costs and offering expenses of our initial public offering in August 1998. The initial public offering was primarily for the purpose of raising the funds necessary to capitalize Nittany Bank. We sold a total of 537,438 shares of common stock in the initial public offering and issued 10,000 shares to First Commonwealth Bank in connection with the branch acquisitions, as described below.

Effective as of October 23, 1998, we purchased with all of the proceeds received in the initial public offering all of the capital stock of Nittany Bank.

         On March 31, 2000, we completed a stock offering and sold 131,953 shares of common stock to existing shareholders of Nittany, customers of Nittany Bank, and the general public. We raised approximately $1.5 million in gross proceeds.

         We are a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage provided that Nittany Bank retains a specified amount of its assets in housing-related investments. We currently conduct no significant business or operations of our own other than owning all of the outstanding shares of capital stock of Nittany Bank and Nittany Asset Management, Inc.

         Nittany Asset Management Inc. On May 24, 1999, Nittany Asset Management was formed and incorporated as a Pennsylvania corporation. Nittany Asset Management commenced operation in November 1999 as a wholly-owned subsidiary of Nittany to provide investment advisory services to high net worth or emerging affluent clients, with an emphasis on establishing fee based asset management accounts. Nittany Asset Management will continue to explore various services to generate increased non- interest income. However, there is no assurance whether it will be successful in its efforts.

         Nittany Bank. On April 7, 1998, the organizers of Nittany filed an application with the OTS to organize us as a federal stock savings bank. On September 14, 1998, the OTS conditionally approved the application, and we obtained all necessary regulatory approvals to commence banking operations. Effective as of October 23, 1998, we sold our capital stock to Nittany and commenced banking operations on October 26, 1998. Our deposit accounts are insured by the Federal Deposit Insurance Corporation and we are a member of the Federal Home Loan Bank System.

         Effective as of October 23, 1998, we also acquired from First Commonwealth Bank two branch offices, certain assets and the assumption of certain deposit liabilities, primarily related to First Commonwealth's branch offices, located at 116 East College Avenue and 1276 North Atherton Street. On August 7, 2000, a third branch office was opened at 129 Rolling Ridge Drive, State College, Pennsylvania.

         On March 15, 2001, we purchased the building of the former Zimms Restaurant on East College Avenue (Route 26) in State College, Pennsylvania. We intend to operate a full financial center on the site. The building will have a full service Nittany Bank branch office, an office of Nittany Asset Management and possibly other tenants, which may include service related businesses, such as, legal, insurance, and accounting businesses. The new office is expected to open in the second half of 2001.

         We are a community-oriented financial institution. Our business is to attract retail deposits and to invest those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family mortgage loans and small business real estate loans. To a lesser extent, we invest in home equity loans, construction loans, commercial business loans and consumer loans. Our deposit base is comprised of traditional deposit products including checking accounts, statement savings accounts, money market accounts, certificates of deposit and individual retirement accounts.

         Market Strategy. Our objective is to create a customer-driven financial institution focused on providing value to customers by delivering products and services matched to the customers' needs. We believe that customers are drawn to a locally owned and managed institution that demonstrates an active interest in its customers and their business and personal financial needs.

         The banking industry in our market area has experienced substantial consolidation in recent years. Many of the area's locally owned or managed financial institutions have either been acquired by large regional bank holding companies or have been consolidated into branches. This consolidation has been accompanied by increasing fees for bank services, the dissolution of local boards of directors, management and personnel changes and, in the perception of management, a decline in the level of customer service. With recent changes in regulations and the banking industry, this type of consolidation is expected to continue.

         Operating Strategy. We believe that the following attributes make us attractive to the local business people and residents:

          o Direct and easy access to our President, officers and directors, by members of the community, whether during or after business hours.

          o Local conditions and needs are taken into account by us when deciding loan applications and making other business decisions affecting members of the community.

          o A personalized relationship banking approach that is supported by decision making that is local and responsive to customer needs.

          o Offering competitive interest rates and fees on passbook and checking accounts.

          o    Prompt review and processing of loan applications.

          o    Depositors' funds are invested back into the community.

          o    Our  positive  involvement  in the  community  affairs  of  State
               College.

          o Technology based services that enhance the convenience for our customers to conduct business.

          o Availability of a wide array of financial services coordinated by a team of personal bankers dedicated to meeting customer needs.

         Competition. We experience substantial competition both in attracting and retaining deposits and in making loans. Our most direct competition is in our market area of Centre County (which includes the borough of State College and the surrounding townships of College, Ferguson, Halfmoon, Harris and Patton) which is a highly competitive market for financial services. We face direct competition from a significant number of financial institutions operating in its market area, many with a state-wide or regional presence and in some cases a national presence. Many of these financial institutions have been in business for many years, have established customer bases, are significantly larger and have greater financial resources than we have and are able to offer certain services that we currently are not able to offer. In particular, Centre County, is served almost entirely by large, regional financial institutions, almost all of which are headquartered out of the area. These financial institutions include Mellon Bank, NA (Pittsburgh, PA), Sovereign Bank (Reading, PA), Northwest Savings Bank (Warren, PA), PNC Bank (Pittsburgh, PA), First Commonwealth Bank (Indiana, PA), Omega Bank (State College, PA), M & T Bank (Buffalo, NY), Reliance Bank (Altoona, PA) and U.S. Bank (Johnstown, PA). The area also includes Corning Employees

Credit Union, Penn State Federal Credit Union, SPE Federal Credit Union and State College Federal Credit Union. Nittany Bank is the only FDIC-insured financial institution headquartered and operated solely in State College. We also compete for deposits and loans from non-bank institutions such as brokerage firms, credit unions, insurance companies, money market mutual funds and mortgage banking companies.

Lending Activities

         Analysis of Loan Portfolio. Set forth below is selected data relating to the composition of our loan portfolio by type of loan and in percentage of the respective portfolios at the dates indicated.

                                               At March 31,                       At December 31,
                                           ---------------------   -------------------------------------------
                                                    2001                   2000                  1999
                                           ---------------------   ---------------------   -------------------
                                             Amount     Percent      Amount      Percent   Amount      Percent
                                             ------     -------      ------      -------   ------      -------
                                                                   (Dollars in Thousands)
Type of Loans:
--------------
Real Estate Loans:
  One- to- four family...............       $26,275      56.23%     $25,115       57.39%   $15,490      54.98%
  Commercial ........................        10,629       22.75       9,249       21.13      6,504      23.09
  Home equity........................         3,323        7.11       3,078        7.03      2,377       8.44
  Construction.......................           570        1.22       1,606        3.67        747       2.65
Commercial...........................         3,994        8.55       2,799        6.39      1,638       5.81
Consumer ............................         1,938        4.14       1,923        4.39      1,417       5.03
                                            -------      ------     -------      ------    -------     ------
     Total...........................        46,729      100.00%     43,770      100.00%    28,173     100.00%
                                                         ======                  ======                ======
Less:
Deferred loan (costs) fees, net......            10                      10                      7
Allowance for possible loan losses...           375                     344                    187
                                            -------                 -------                -------
     Total loans, net................       $46,344                 $43,416                $27,979
                                            =======                 =======                =======

Loan Maturity Tables

         The following table sets forth by scheduled repricing dates or the contractual maturity dates the of the loan portfolio at March 31, 2001. The table does not include prepayments or scheduled principal repayments.


                                               Due after
                                Due within     1 through    Due after
                                  1 year        5 years      5 years     Total
                                  ------        -------      -------     -----
                                                  (In thousands)
Real Estate Loans:
  One- to- four family.........   $  783        $ 7,252     $18,240     $26,275
  Commercial...................       98          8,844       1,687      10,629
  Construction.................      570             --          --         570
  Home equity..................    1,009            624       1,690       3,323
Commercial.....................    2,615          1,255         124       3,994
Consumer ......................      955            812         171       1,938
                                  ------        -------     -------     -------
Total amount due...............   $6,030        $18,787     $21,912     $46,729
                                  ======        =======     =======     =======

         The following table sets forth the dollar amount of all loans at March 31, 2001 due after March 31, 2002, which have fixed interest rates and floating or adjustable interest rates.


                                                    Floating or
                                   Fixed Rates   Adjustable Rates       Total
                                   -----------   ----------------       -----
                                                  (In thousands)
One- to- four family............     $ 7,056           $18,436        $25,492
Commercial real estate..........         653             9,878         10,531
Home equity.....................       2,314                --          2,314
Commercial......................       1,256               123          1,379
Consumer........................         947                36            983
                                     -------           -------        -------
         Total..................     $12,226           $28,473        $40,699
                                     =======           =======        =======

         One- to- Four Family Lending. One- to- four family residential mortgage loans are secured by property located in our market area. We generally originate one- to- four family residential mortgage loans in amounts up to 90% of the lesser of the appraised value or selling price of the mortgaged property without requiring mortgage insurance. Additionally, we generally originate and retains fixed rate and adjustable rate loans for retention in its portfolio. Currently, our one- to- four family loan portfolio consists of 15-year fixed rate loans and adjustable rate loans with fixed rate periods of up to 7 years (three years for non-owner occupied), with primarily, principal and interest calculated using a maximum 30 year (owner occupied) or 25 year (non-owner occupied) amortization period.

         All of the one- to- four family mortgages include "due on sale" clauses, which are provisions that give us the right to declare a loan immediately payable if the borrower sells or otherwise transfers an interest in the property to a third party.

         Property appraisals on real estate securing one- to- four family residential loans that we originate are made by state certified and licensed independent appraisers approved by the Board of Directors. Appraisals are performed in accordance with applicable regulations and policies. At our discretion, title insurance is either obtained or, more commonly, an attorney's certificates of title is obtained on all first mortgage real estate loans originated. In some instances, a fee is charged equaled to a percentage of the loan amount (commonly referred to as points).

         We have historically only originated loans which we hold in our own portfolio. With the recent decrease in market interest rates, Nittany Bank entered into an arrangement with a local mortgage broker to offer long-term, fixed-rate loans at a competitive interest rate, which are sold in the secondary mortgage market. We receive a fee in connection with the administrative services rendered in offering and accepting these secondary market mortgage loans from our customers. We do not service or fund these loans.

         Commercial Real Estate and Commercial Business Loans. We originate a significantly higher percentage of commercial real estate loans than the average savings bank. Commercial real estate loans are loans secured by commercial real estate (e.g., shopping centers, medical buildings, retail offices) in our market area. Commercial real estate loans are generally originated in amounts up to 80% of the appraised value of the property and are secured by improved property such as office buildings, retail stores, warehouse, church buildings and other non-residential buildings, most of which are located in our market area. Commercial real estate loans are generally made at rates which adjust above the treasury interest rate or are balloon loans with fixed interest rates which generally mature in three to five years with principal amortization for a period of up to 25 years.

         Commercial business loans are underwritten on the basis of the borrower's ability to service such debt from income. Commercial business loans are generally made to small and mid-sized companies located within our primary lending area. In most cases, additional collateral of equipment, accounts receivable, inventory, chattel or other assets is required before we make a commercial business loan.

         Loans secured by commercial real estate and commercial business loans are generally larger and involve a greater degree of risk than one- to- four family residential mortgage loans. Of primary concern, is the borrower's creditworthiness and the feasibility and cash flow potential of the project. Loans secured by income properties are generally larger and involve greater risks than residential mortgage loans because payments on loans secured by income properties are often dependent on successful operation or management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy.

         Construction Loans. We originate loans to finance the construction of one- to- four family dwellings. Generally, construction loans to individuals are made only if we also make the mortgage loan on the property. Construction loans to individuals are underwritten similar to those for residential mortgage loans. We make construction loans to builders on a limited basis. Construction loans to builders generally have terms of up to one year and interest rates which are slightly higher than normal residential mortgage loans. These loans generally are adjustable rate loans.

         Construction financing is generally considered to involve a higher degree of risk of loss than long- term financing on improved, occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction and development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the development. If the estimate of value proves to be inaccurate, we may be confronted, at or prior to the maturity of the loan, with a project having a value which is insufficient to assure full repayment.

         Consumer. Our consumer loan portfolio includes various types of secured and unsecured consumer loans including home equity lines of credit and automobile loans (new and used). Consumer loans generally have terms of one year to ten years, some of which are at fixed rates and some of which have rates that adjust periodically.

         Consumer loans are advantageous to us because such loans generally have higher rates of interest and shorter terms, but they also involve more credit risk than residential mortgage loans because of the higher potential of defaults and the difficulties involved in disposing of any collateral.

         Loan Approval Authority and Underwriting. We have established various lending limits for its officers and also maintain a loan committee. The loan committee is comprised of the Chairman of the Board, the President, an Executive Loan Officer and two non-employee members of the Board of Directors. The President has authority to approve applications for mortgage loans up to $300,000, secured loans up to $200,000 and unsecured loans up to $125,000. The Executive Loan Officer has authority to approve mortgage loans up to $250,000, secured loans up to $150,000 and unsecured loans up to $100,000. Additionally, the President, together with the Executive Loan Officer have authority to approve applications for real estate loans up to $400,000, secured loans up to $300,000 and unsecured loans up to $150,000. Personal banking officers generally have authority to approve loan applications between $5,000 and $75,000, depending upon the loan collateral and type of loan. The loan committee considers all applications in excess of the authorized lending limits of the employee officers and the entire Board of Directors ratifies all such loans.

         Upon receipt of a completed loan application from a prospective borrower, a credit report is ordered. Income and certain other information is verified. If necessary, additional financial information may be requested. An appraisal or other estimate of value of the real estate intended to be used as security for the proposed loan is obtained. Appraisals are processed by independent fee appraisers. Borrowers also must obtain fire and casualty insurance. Flood insurance is also required on loans secured by property that is located in a flood zone.

         Loan Commitments. Commitments to extend credit are arrangements to lend to the customer as long as there is no violation of any condition established in the loan agreement. These commitments are comprised primarily of available personal and commercial lines of credit, undisbursed construction funding, and various loans approved but not yet funded. At March 31, 2001, loan commitments totalled $4,500,000.

Nonperforming and Problem Assets

         Loan Delinquencies. When a mortgage loan becomes 15 days past due, a notice of nonpayment is sent to the borrower. If such payment is not received by month end, an additional notice of nonpayment is sent to the borrower. After 60 days, if the mortgage loan continues to be delinquent, a notice of right to cure default is sent to the borrower giving 30 additional days to bring the loan current before foreclosure is commenced. If the mortgage loan continues in a delinquent status for 90 days past due and no repayment plan is in effect, foreclosure proceedings will be initiated.

         Loans are reviewed and are placed on a non-accrual status when the loan becomes more than 90 days delinquent or when, in our opinion, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent interest payments, if any, are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

         Non-Performing Assets. The following table sets forth information with respect to our non-performing assets for the periods indicated. We have no loans categorized as troubled debt restructurings within the meaning of the Statement of Financial Accounting Standards ("SFAS") 15 and no impaired loans within the meaning of SFAS 114, as amended by SFAS 118. For the year ended December 31, 2000, interest income that would have been recorded on loans accounted for on a nonaccrual basis was not material.

                                                                                  At March 31,       At December 31,
                                                                                  ------------    -----------------------
                                                                                      2001          2000           1999
                                                                                      ----          ----           ----
                                                                                              (In Thousands)
Loans accounted for on a non-accrual basis - Consumer..................               $  -          $ 42           $ --
                                                                                      ----          ----           ----
Total non-accrual loans................................................               $ --          $ 42           $ --
                                                                                      ----          ----           ----
Accruing loans which are contractually past  due 90 days or more:
  One-to-four family...................................................               $ --          $ --           $ --
  Commercial real estate...............................................                 --             -             --
  Home equity..........................................................                 --             -             --
  Construction.........................................................                 --             -             --
  Commercial...........................................................                 --             -             --
  Consumer.............................................................                  -            --             --
                                                                                      ----          ----           ----
Total..................................................................               $ --          $ --           $ --
                                                                                      ----          ----           ----
Real estate owned......................................................               $ --          $ --           $ --
                                                                                      ----          ----           ----
Total non-performing assets............................................               $ --          $ 42           $ --
                                                                                      ====          ====           ====
Total non-accrual and accrual loans to
   net loans...........................................................                 --%          .09%            --%
                                                                                      ====          ====           ====
Total non-performing assets to total assets............................                 --%          .06%            --%
                                                                                      ====          ====           ====

         Classified Assets. Management, in compliance with regulatory guidelines, has instituted an internal loan review program, whereby loans are classified as special mention, substandard, doubtful or loss. When a loan is classified as substandard or doubtful management is required to establish a general valuation reserve for loan losses in an amount that is deemed prudent. General allowances represent loss allowances which have been established to recognize inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When management classifies a loan as a loss asset, a reserve equal to 100% of the loan balance is required to be established or the loan is to be charged-off.

         An asset is considered "substandard" if it is inadequately protected by the paying capacity and net worth of the obligor or the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," "highly questionable and improbable," on the basis of currently existing facts, conditions, and values. Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to a sufficient degree of risk to warrant classification in one of the aforementioned categories but possess credit deficiencies or potential weaknesses are required to be designated "special mention" by management. At March 31, 2001, we had no classified assets.

         Allowances for Loan Losses. Our allowance for loan losses is intended to be maintained at a level sufficient to absorb all estimable and probable losses inherent in the loans receivable portfolio. In determining, the appropriate level of the allowance for loan losses and, accordingly, the level of the provision for loan losses, management reviews its loans receivable portfolio on at least a monthly basis, taking into account: (i) known and inherent risks in the portfolio, (ii) adverse situations that may affect the borrower's ability to repay, (iii) the estimated value of any underlying collateral, and (iv) current economic conditions.

         While we believe that the allowance for loan losses is adequate, additions to the allowance for loan losses may be necessary in the event of future adverse changes in economic and other conditions that we are unable to predict. In addition, the determination of the amount of the allowance for loan losses is subject to review by the OTS, as part of its examination process. After a review of the information available, the OTS might require the establishment of an additional allowance. Any increase in the loan loss allowance required by the OTS would have a negative impact on our earnings.

         The following table sets forth information with respect to our allowance for loan losses at the dates indicated.

                                                   At March 31,     At December 31,
                                                   ------------  ---------------------
                                                      2001         2000         1999
                                                    --------     --------     --------
                                                            (Dollars In Thousands)
Total loans outstanding .........................   $ 46,729     $ 43,770     $ 28,173
                                                    ========     ========     ========
Average loans outstanding .......................   $ 44,624     $ 35,560     $ 17,127
                                                    ========     ========     ========

Allowance balance at beginning of period ........   $    344     $    187     $     99
Provision:
Real estate loans ...............................         28          126           89
Commercial ......................................          5           11            6
Consumer ........................................          8           20            4
                                                    --------     --------     --------
                                                          41          157           99
                                                    --------     --------     --------
Charge-offs:
Real estate loans ...............................         --           --           --
Commercial ......................................         --           --           --
Consumer ........................................        (10)          (3)         (11)
                                                    --------     --------     --------
                                                         (10)          (3)         (11)
                                                    --------     --------     --------
Recoveries:
Real estate loans ...............................         --           --           --
Commercial ......................................         --           --           --
Consumer ........................................         --            3           --
                                                    --------     --------     --------
                                                          --            3           --
                                                    --------     --------     --------
Allowance balances at end of period .............   $    375     $    344     $    187
                                                    ========     ========     ========
Allowance for loan losses as a percent of total
loans outstanding ...............................        .80%         .79%         .66%
                                                    ========     ========     ========
Net loans charged off as percent of average loans
outstanding .....................................        .02%         .02%         .06%
                                                    ========     ========     ========

         The following table illustrates the allocation of the allowance for loan losses for each category of loan for the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict our use of the allowance to absorb losses in other loan categories.

                                                At March 31,                             At December 31,
                                          -------------------------     ------------------------------------------------------
                                                   2001                         2000                         1999
                                          -------------------------     -------------------------     ------------------------
                                                        Percent of                   Percent of                   Percent of
                                                         Loans in                     Loans in                     Loans in
                                                           Each                         Each                         Each
                                                        Category to                  Category to                  Category to
                                           Amount       Total Loans     Amount       Total Loans      Amount      Total Loans
                                           ------       -----------     ------       -----------      ------      -----------
                                                                       (Dollars In Thousands)
Type of Loans:
-------------
Real Estate Loans:
    One- to- four family............         $148           56.23%        $133           57.39%         $103          54.98%
    Commercial real estate..........          113           22.75          106           21.13            47          23.09
    Home equity.....................           27            7.11           23            7.03            16           8.44
    Construction....................           22            1.22           19            3.67            --           2.65
Commercial..........................           33            8.55           28            6.39            12           5.81
Consumer............................           32            4.14           34            4.39             9           5.03
                                             ----          ------         ----          ------          ----         ------
           Total....................         $375          100.00%        $343          100.00%         $187         100.00%
                                             ====          ======         ====          ======          ====         ======

Investment Activities

         We are required under federal regulations to maintain a minimum amount of liquid assets which may be invested in specified short-term securities and certain other investments. The level of liquid assets varies depending upon several factors, including: (i) the yields on investment alternatives, (ii) judgment as to the attractiveness of the yields then available in relation to other opportunities, (iii) expectation of future yield levels, and (iv) projections as to the short-term demand for funds to be used in loan origination and other activities. Investment securities, including mortgage-backed securities, are classified at the time of purchase, based upon management's intentions and abilities, as securities held to maturity or securities available for sale. Debt securities acquired with the intent and ability to hold to maturity are classified as held to maturity and are stated at cost and adjusted for amortization of premium and accretion of discount, which are computed using the level yield method and recognized as adjustments of interest income. All other debt securities are classified as available for sale to serve principally as a source of liquidity.

         Current regulatory and accounting guidelines regarding investment securities require us to categorize securities as "held to maturity," "available for sale" or "trading." At March 31, 2001, we had securities classified as "held to maturity" and "available for sale" in the amount of $3.8 million and $11.9 million, respectively, and had no securities classified as "trading." Securities classified as "available for sale" are reported for financial reporting purposes at the fair market value with net changes in the market value from period to period included as a separate component of stockholders' equity, net of income taxes. At March 31, 2001, our securities available for sale had net unrealized losses of $49,000. These net unrealized losses reflect normal market conditions and vary, either positively or negatively, based primarily on changes in general levels of market interest rates relative to the yields on the portfolio. Changes in the market value of securities available for sale do not affect our income. In addition, changes in the market value of securities available for sale do not affect Nittany Bank's regulatory capital requirements or its loan-to-one borrower limit.

         At March 31, 2001, our investment portfolio policy allowed investments in instruments such as: (i) U.S. Treasury obligations, (ii) U.S. federal agency or federally sponsored agency obligations, (iii) local municipal obligations,
(iv) mortgage-backed securities, (v) collateralized mortgage obligations, (vi) banker's acceptances, (vii) certificates of deposit, and (viii) investment grade corporate bonds, commercial paper and mortgage derivative products. The Board of Directors may authorize additional investments.

         As a source of liquidity and to supplement our lending activities, we have invested in residential mortgage-backed securities. Mortgage-backed securities can serve as collateral for borrowings and, through repayments, as a source of liquidity. Mortgage-backed securities represent a participation interest in a pool of single-family or other type of mortgages. Principal and interest payments are passed from the mortgage originators, through intermediaries (generally quasi-governmental agencies) that pool and repackage the participation interests in the form of securities, to investors, like us. The quasi- governmental agencies guarantee the payment of principal and interest to investors and include the Federal Home Loan Mortgage Corporation ("FHLMC"), Government National Mortgage Association ("GNMA"), and Federal National Mortgage Association ("FNMA").

         Mortgage-backed securities typically are issued with stated principal amounts. The securities are backed by pools of mortgages that have loans with interest rates that are within a set range and have varying maturities. The underlying pool of mortgages can be composed of either fixed rate or adjustable rate mortgage loans. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. The interest rate risk characteristics of the underlying pool of mortgages (i.e., fixed rate or adjustable rate) and the prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties. Mortgage-backed securities issued by FHLMC and GNMA make up a majority of the pass-through certificates market.

         We also invest in mortgage-related securities, primarily collateralized mortgage obligations ("CMOs"), issued or sponsored by GNMA, FNMA, FHLMC, as well as private issuers. CMOs are a type of debt security that aggregates pools of mortgages and mortgage-backed securities and creates different classes of CMO securities with varying maturities and amortization schedules as well as a residual interest with each class having different risk characteristics. The cash flows from the underlying collateral are usually divided into "tranches" or classes whereby tranches have descending priorities with respect to the distribution of principal and interest repayment of the underlying mortgages and mortgage- backed securities as opposed to pass through mortgage-backed securities where cash flows are distributed pro rata to all security holders. Unlike mortgage-backed securities from which cash flow is received and prepayment risk is shared pro rata by all securities holders, cash flows from the mortgages and mortgage backed securities underlying CMOs are paid in accordance with a predetermined priority to investors holding various tranches of such securities or obligations. A particular tranche or class may carry prepayment risk which may be different from that of the underlying collateral and other tranches. CMOs attempt to moderate reinvestment risk associated with conventional mortgage-backed securities resulting from unexpected prepayment activity.

         Securities Portfolio. The following table sets forth the carrying value of our securities portfolio at the dates indicated:


                                                               At
                                      At March 31,         December 31,
                                      ------------      ------------------
                                          2001            2000      1999
                                        -------         -------   -------
                                                     (In Thousands)
Securities available for sale:
  U.S. government agency securities .   $ 3,001         $ 5,727   $ 5,541
  Corporate securities ..............     3,521           3,554     3,526
  Collateralized mortgage obligations     3,896           3,967     4,393
  Mortgage-backed securities ........     1,470           1,602     1,937
  FHLB stock ........................       530             530       475
  Equity securities .................        19            --        --
                                        -------         -------   -------
                                         12,437          15,380    15,872
                                        -------         -------   -------
Securities held to maturity:
  Mortgage-backed securities ........     3,844           4,537     1,675
                                        -------         -------   -------
Total investment securities .........   $16,281         $19,917   $17,547
                                        =======         =======   =======

         The following table sets forth information regarding the scheduled maturities, carrying values, estimated fair values, and weighted average yields for our investment securities portfolio at March 31, 2001 by contractual maturity. The following table does not include equity securities and does not take into consideration the effects of scheduled repayments or the effects of possible prepayments.

                                                                            At March 31, 2001
                             -------------------------------------------------------------------------------------------------------
                                   Within            More than         More than            More than                Total
                                  One Year       One to Five Years  Five to Ten Years       Ten Years        Investment Securities
                             ------------------  -----------------  -----------------  -----------------  --------------------------
                             Carrying   Average  Carrying  Average  Carrying  Average  Carrying  Average  Carrying  Average  Market
                              Value      Yield    Value     Yield     Value    Yield     Value    Yield     Value    Yield   Value
                             --------   -------  --------  -------  --------  -------  --------    -----     -----    -----  ------
                                                                   (Dollars in thousands)
U.S. government agency
  securities................   $  500     5.16%   $1,001     5.88%   $1,500     6.39%  $    --       --%  $ 3,001     6.02%   3,001
Corporate securities........      501     5.85        --       --        --       --     3,020     5.64     3,521     5.67    3,521
Collateralized mortgage
   obligations..............       --       --        --       --        --       --     3,896     5.70     3,896     5.70    3,896
Mortgage-backed securities..       --       --       369     5.94       327     5.97     4,618     5.69     5,314     5.72    5,322
FHLB stock..................      530     6.75        --       --        --       --        --       --       530     6.75      530
                               ------             ------             ------            -------            -------           -------
   Total investment
     securities.............   $1,531     5.94%   $1,370     5.90%   $1,827     6.31%  $11,534     5.68%  $16,262     5.79% $16,270
                               ======     ====    ======     ====    ======     ====   =======     ====   =======     ====  =======

Sources of Funds

         Our major external source of funds for lending and other investment purposes are deposits. Funds are also derived from the receipt of payments on loans and prepayment of loans and maturities of investment securities and mortgage-backed securities and, to a much lesser extent, borrowings and operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions.

         Deposits. Consumer and commercial deposits are attracted principally from within our market area through the offering of a selection of deposit instruments including checking and savings accounts, money market accounts, and term certificate accounts. We offered through most of 2000, and currently continues, to offer a 5% passbook account and a 3% checking account in order to attract core deposits and new customers. IRA accounts and NOW accounts are also offered. Deposit account terms vary according to the minimum balance required, the time period the funds must remain on deposit, and the interest rate.

         The interest rates paid by us on deposits are set at the direction of senior management. Interest rates are determined based on our liquidity requirements, interest rates paid by our competitors, our growth goals and applicable regulatory restrictions and requirements. At March 31, 2001, we had no brokered deposits.

         The following table indicates the amount of certificates of deposit of $100,000 or more by time remaining until maturity as of March 31, 2001.


                                                        Certificates
          Maturity Period                               of Deposits
          ---------------                               ------------
                                                       (In thousands)
          Within three months                              $  590
          Three through six months                            864
          Six through twelve months                           914
          Over twelve months                                2,115
                                                           ------
                                                           $4,483
                                                           ======

         Borrowings. We may obtain advances (borrowings) from the FHLB of Pittsburgh ("FHLB") to supplement its supply of lendable funds. Advances from the FHLB are secured by investments held in safe keeping at the FHLB. Each FHLB credit program has its own interest rate, which may be fixed or adjustable, and range of maturities. If the need arises, we may also access the Federal Reserve Bank discount window to supplement our supply of lendable funds and to meet deposit withdrawal requirements.

         The following table sets forth information concerning short-term borrowings during the periods indicated.

                                              At or For the
                                               Period Ended   At or For the Years Ended
                                                 March 31,          December 31,
                                              -------------     --------------------
                                                  2001             2000      1999
                                              -------------     ---------  ---------
                                                         (Dollars in Thousands)
FHLB advances:
  Ending balance ............................      $4,611        $2,000      $8,600
  Average balance during the period..........       3,038         6,780       7,290
  Maximum month-end balance
    during the period........................       4,611         8,500       9,100
  Average interest rate during the period....        5.82%         6.54%       4.97%
  Weighted average rate at period end........        5.09%         6.63%       6.40%

Description of Property

         We currently operate from our main office and two branch offices. All three of these properties are leased. The leases have initial terms of up to 20 years, with renewal options for additional years. Nittany Bank purchased a building on March 15, 2001, which is in the process of major renovations. The building will have a full service Nittany branch office, an office of Nittany Asset Management and possibly other tenants, which may include service related businesses, such as legal, insurance, and accounting businesses. The new office is expected to open in the second half of 2001.

Employees

         At March 31, 2001, we had 20 full-time equivalent employees. None of the employees are represented by a collective bargaining group. We believe that our relationship with our employees is good.

                                   REGULATION

         Set forth below is a brief description of certain laws which relate to the regulation of Nittany and Nittany Bank. The description is qualified in its entirety by reference to applicable laws and regulations.

Regulation of Nittany Financial Corp.

         General. We are a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, we are required to register and file reports with the OTS and are subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over us and its non-savings association subsidiaries, should such subsidiaries be formed, which authority also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association. This regulation and oversight is intended primarily for the protection of the depositors of Nittany Bank and not for the benefit of our stockholders.

         As a unitary savings and loan holding company, we generally are not subject to any restrictions on our business activities. While the Gramm-Leach-Bliley Act (the "GLB Act"), enacted in November 1999, terminated the "unitary thrift holding company" exemption from activity restrictions on a prospective basis, we enjoy grandfathered status under this provision of the GLB Act because we acquired Nittany Bank prior to May 4, 1999. As a result, our freedom from activity restrictions as a unitary savings and loan holding company were not affected by the GLB Act. However, if we were to acquire control of an additional savings association, our business activities would be subject to restriction under the Home Owners' Loan Act. Furthermore, if we were in the future to sell control of Nittany Bank to any other company, such company would not succeed to our grandfathered status under the GLB Act and would be subject to the same activity restrictions. The continuation of our exemption from restrictions on business activities as a unitary savings and loan holding company is also subject to our continued compliance with the Qualified Thrift Lender ("QTL") test. See "- Regulation of the Bank - Qualified Thrift Lender Test."

Regulation of Nittany Bank

         General. As a federally chartered, SAIF-insured savings association, we are subject to extensive regulation by the OTS and the FDIC. Lending activities and other investments must comply with various federal statutory and regulatory requirements. We are also subject to certain reserve requirements promulgated by the Federal Reserve Board.

         The OTS, regularly examines us and prepares reports for the consideration of our Board of Directors regarding any deficiencies that are found in our operations. Our relationship with our depositors and borrowers is also regulated to a great extent by federal and state law, especially in such matters as the ownership of savings accounts and the form and content of our mortgage documents.

         We must file reports with the OTS concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other savings institutions. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.

         Insurance of Deposit Accounts. The deposit accounts held by us are insured by the SAIF to a maximum of $100,000 for each insured member (as defined by law and regulation). Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the institution's primary regulator.

         We are required to pay insurance premiums based on a percentage of our insured deposits to the FDIC for insurance of its deposits by the SAIF. The FDIC has set the deposit insurance assessment rates for SAIF-member institutions for the first six months of 2001 at 0% to .027% of insured deposits on an annualized basis, with the assessment rate for most savings institutions set at 0%. In addition, all FDIC- insured institutions are required to pay assessments to the FDIC at an annual rate of approximately .0212% of insured deposits to fund interest payments on bonds issued by the Financing Corporation ("FICO"), an agency of the Federal government established to recapitalize the predecessor to the SAIF. These assessments will continue until the FICO bonds mature in 2017.

         Regulatory Capital Requirements. OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) core capital equal to at least 3% of total adjusted assets for savings institutions that receive the highest supervisory rating for safety and soundness and 4% of total adjusted assets for all other thrifts, and (3) risk-based capital equal to 8% of total risk-weighted assets. The Bank's regulatory capital ratios, which are in compliance with all regulatory requirements, are set forth in Footnote 12 to the consolidated financial statements. Additionally, in accordance with the FDIC order approving our application for Federal Deposit Insurance, we must maintain a ratio of Tier 1 capital to average assets of at least 8% for a period of three years, from the opening of the bank on October 26, 1998.

         For purposes of the OTS capital regulations, tangible capital is defined as core capital less all intangible assets, less certain mortgage servicing rights and less certain investments. Core, or Tier 1, capital is defined as common stockholders' equity, noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual savings associations and qualifying supervisory goodwill, less nonqualifying intangible assets, certain mortgage servicing rights and certain investments.

         The risk-based capital standard for savings institutions requires the maintenance of total risk-based capital of 8% of risk-weighted assets. Risk-based capital equals the sum of core and supplementary capital. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, the portion of the allowance for loan losses not designated for specific loan losses, and up to 45% of unrealized gains on equity securities. The portion of the allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100% of core capital. A savings association must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors as determined by the OTS, which range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets.

         In addition to the above regulatory capital requirements, the OTS's prompt corrective action regulation classifies savings associations by capital levels and provides that the OTS will take various corrective actions, including imposing significant operational restrictions, against any thrift that fails to meet the regulation's capital standards. Under this regulation, a "well capitalized" savings association is one that has a total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 6% and a leverage capital ratio of 5%, and is not subject to any capital order or directive. A thrift is deemed "adequately capitalized" category if it has a total risk-based capital ratio of at least 8%, a Tier 1 risk-based capital ratio of at least 4%, and a leverage capital ratio of at least 4%. Institutions with lower capital levels are deemed to be "undercapitalized," "significantly undercapitalized" or "critically undercapitalized," depending on their capital levels. A thrift that falls within any of the three undercapitalized categories is subject to severe regulatory sanctions under the prompt corrective action regulation. At March 31, 2001, we were classified as "well capitalized."

         Dividend and Other Capital Distribution Limitations. The OTS imposes various restrictions or requirements on the ability of savings institutions to make capital distributions, including cash dividends.

         A savings association, such as us, that is a subsidiary of a savings and loan holding company, must file an application or a notice with the OTS at least 30 days before making a capital distribution. Savings associations are not required to file an application for permission to make a capital distribution and need only file a notice if the following conditions are met: (1) they are eligible for expedited treatment under OTS regulations, (2) they would remain adequately capitalized after the distribution, (3) the annual amount of capital distribution does not exceed net income for that year to date added to retained net income for the two preceding years, and (4) the capital distribution would not violate any agreements between the OTS and the savings association or any OTS regulations. Any other situation would require an application to the OTS.

         The OTS may disapprove an application or notice if the proposed capital distribution would: (i) make the savings association undercapitalized, significantly undercapitalized, or critically undercapitalized; (ii) raise safety or soundness concerns; or (iii) violate a statue, regulation, or agreement with the OTS (or with the FDIC), or a condition imposed in an OTS-approved application or notice. Further, a federal savings association, like us, cannot distribute regulatory capital that is needed for its liquidation account.

         Qualified Thrift Lender Test. Federal savings institutions must meet one of two Qualified Thrift Lender ("QTL") tests. To qualify as a QTL, a savings institution must either (i) be deemed a "domestic building and loan association" under the Internal Revenue Code by maintaining at least 60% of its total assets in specified types of assets, including cash, certain government securities, loans secured by and other assets related to residential real property, educational loans and investments in premises of the institution or (ii) satisfy the statutory QTL test set forth in the Home Owner's Loan Act by maintaining at least 65% of its "portfolio assets" in certain"Qualified Thrift Investments"
(defined to include residential mortgages and related equity investments, certain mortgage-related securities, small business loans, student loans and credit card loans, and 50% of certain community development loans). For purposes of the statutory QTL test, portfolio assets are defined as total assets minus intangible assets, property used by the institution in conducting its business, and liquid assets equal to 10% of total assets. A savings institution must maintain its status as a QTL on a monthly basis in at least nine out of every 12 months. A failure to qualify as a QTL would result in a number of sanctions, including certain operating restrictions. At March 31, 2001, we were in compliance with our QTL requirement, with 68.9% of our assets invested in Qualified Thrift Investments.

         Federal  Home  Loan  Bank  System.  We  are a  member  of the  FHLB  of
Pittsburgh, which is one of 12 regional FHLBs that administers the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB.

         As a member, we are required to purchase and maintain stock in the FHLB of Pittsburgh in an amount equal to the greater of 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year or 5% of the bank's advances from the FHLB. At March 31, 2001, we were in compliance with this requirement.

         Federal Reserve System. The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW, and Super NOW checking accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy the liquidity requirements that are imposed by the OTS. At March 31, 2001, we were in compliance with these Federal Reserve Board requirements.

                                   MANAGEMENT

         The following sets forth information with respect to Nittany and Nittany Bank's directors and executive officers.

Board of Directors

         David K. Goodman, Jr., 48, is the President and Chief Executive Officer of D. C. Goodman & Sons, Inc., a Huntingdon based contracting firm. The firm specializes in construction for industry, institutions, and commercial customers in the fields of fire protection sprinkler systems, mechanical, and electrical contracting. Mr. Goodman is a member of the board of directors of Huntingdon County United Way, J. C. Blair Memorial Hospital, and Huntingdon County Business and Industry. He is also a member of the Trustee's Council of Juniata College. Mr. Goodman received his education at Juniata College and holds numerous professional memberships in fire protection and contracting organizations.

         William A. Jaffe, 62, is the President and owner of The Jaffe Group, a Human Resource Consultancy, headquartered in State College, Pennsylvania, which he established in January 1996. Previously, he was Compensation and Human Resource Practice Leader for the Mid-Atlantic Region of Alexander & Alexander Consulting Group. Mr. Jaffe received his Bachelor of Arts degree in journalism from Penn State University and Masters of Science degree in Management from the University of Illinois. He is past President of The Mount Nittany Conservancy and currently serves on the Executive Committee for the Nittany Lion Club and the Penn State College of Communications Alumni Society. Mr. Jaffe is also the chair of the Penn State Hillel Foundation. Mr. Jaffe previously served as the chair of the Chamber of Business & Industry of Center County's Human Resource Committee and is currently a member of its board of directors. Additionally, Mr. Jaffe served as an adjunct associate professor at The George Washington University from 1991 to 1995. In 1996, Mr. Jaffe was named a Penn State Alumni Fellow.

         Samuel J. Malizia, 46, is the Chairman of the Board of Nittany and Nittany Bank. Mr. Malizia is the managing partner of the law firm of Malizia
Spidi & Fisch, PC, a law firm headquartered in Washington, DC with a State College, Pennsylvania office. For over 20 years, Mr. Malizia has specialized in transactional, securities and regulatory matters for financial institutions and related entities. He received a Bachelor of Science Degree with Distinction in accounting from the Pennsylvania State University and a Juris Doctor Degree from the George Washington University. He served as Attorney Advisor to Special Trial Judge Francis Cantrel at the United States Tax Court and attended the Masters of Law in Taxation program at the Georgetown University where he was associate editor of the Tax Lawyer. He is a member of the Pennsylvania and District of Columbia bars, the U.S. Tax Court, U.S. Claims Court, U.S. Court of Appeals for the District of Columbia and a member of the Federal Bar Association and American Bar Association. He is an alumnus of several Penn State University's organizations, including Lions Paw, Skull and Bones Honor Society, Beta Alpha Psi and Omicron Delta Kappa. He serves on the board of directors of the Lions Paw Alumni Society and the Mount Nittany Conservancy.

         J. Garry McShea, 46, has been owner and founder of the J.G. McShea Construction Company, Boalsburg, Pennsylvania since 1978. McShea Construction specializes in custom home construction, remodeling projects, commercial/residential rental properties and land development. Prior to this, Mr. McShea was employed by Certain Teed Corporation, Valley Forge, Pennsylvania, as a Residential

Building Material Specialist. Mr. McShea is a past President and 22 year member of the Builders Association of Central Pennsylvania. He is a Director of the Tussey Mountain Ski Corporation and serves on the Harris Township Planning Commission. Mr. McShea received a Bachelor of Science Degree in Marketing from the Pennsylvania State University College of Business.

         Donald J. Musso, 41, is the founder of FinPro, Inc., a consulting and investment banking firm which specializes in providing advisory services nationally to the financial institutions industry. Mr. Musso has a Bachelor of Science in Finance from Villanova University and an MBA in Finance from Fairleigh Dickinson University. Mr. Musso's corporation has represented hundreds of financial institutions nationally in connection with business plans, appraisals, asset liability management, mergers and acquisitions, branch acquisitions and de novo financial institutions. Prior to establishing FinPro, he had direct industry experience, having managed the Corporate Planning and Mergers and Acquisitions departments for Meritor Financial Group, a $20 billion dollar institution in Philadelphia. Prior to that, he was responsible for the banking, thrift and real estate consulting practice in New Jersey for DeLoitte, Haskins and Sells. He is also an instructor of strategic planning for the Stonier Graduate School of Banking.

         David Z. Richards, Jr., 40, is President and CEO of Nittany and Nittany Bank. Mr. Richards was President and Chief Executive Officer of Mifflinburg Bank and Trust Company of Mifflinburg, Pennsylvania from 1991 until 1997. From 1978 until 1990, he served in various capacities, including Vice President and Financial Officer of The First National Bank of Danville, Pennsylvania. He is currently serving as a member of the governing counsel of the Pennsylvania Bankers Association, for which he has chaired and served on several committees. He formerly served as President of LUN Data Inc., a multi- owned data processing consortium. In 2001, Mr. Richards was appointed to the ABA Community Banker's Council. Mr. Richards has a Bachelor of Science in Finance from Susquehanna University and is a graduate of The Stonier Graduate School of Banking.

         D. Michael Taylor, 59, is an architect, real estate developer and entrepreneur, who has resided in the State College area for 28 years. Mr. Taylor has a Bachelor of Architecture degree from Kansas State University. Upon graduation, he spent several years in commercial architecture for Phillips
Petroleum and other firms, specializing in retail construction for national companies. In addition to his architecture practice, Mr. Taylor is part owner of Gwald/Taylor, a firm specializing in industrial process equipment sales to the paper and pulp industry.

Executive Officers Who Are Not Directors

         Richard C. Barrickman, 49, was appointed Senior Vice President upon completion of the formation of Nittany Bank on October 23, 1998. Mr. Barrickman was employed by PNC Bank, N.A. ("PNC") and its predecessors through mergers. Prior to merger with PNC and its predecessors in 1982, Mr. Barrickman was the President of Mt. Nittany Savings and Loan Association. Mr. Barrickman is a native of State College, Pennsylvania.

         John E. Arrington, 36, was appointed Vice President of Retail Banking upon completion of the formation of Nittany Bank on October 23, 1998. He is also President of Nittany Asset Management, Inc. Previous to his appointment with Nittany Bank, Mr. Arrington was employed by PNC and its predecessors, serving in a variety of capacities, most recently as Vice President. Mr. Arrington is past President of the Board of the Nittany Valley Symphony.

Community Advisory Board of Directors

         Nittany Bank has created a Community Advisory Board of Directors to help evaluate the needs of the community and to solicit ideas and comments from the business community and general populous. The members of the Community Advisory Board are selected on a yearly basis and meet at least every calendar quarter. The Community Advisory Board serves at the pleasure of the Board of Directors of Nittany Bank. Set forth below are the names of the members of the Community Advisory Board along with a brief description of their occupation.

         Craig Avedesian is the President and part-owner of Federal Carbide Co. located in Tyrone, Pennsylvania. Mr. Avedesian is a resident of State College, Pennsylvania.

         D. Patrick Daugherty is the owner of the Tavern Restaurant located in State College, Pennsylvania.

         Dr. Richard Doerfler is in private practice as an orthodontist in State
College,   Pennsylvania.   Dr.   Doerfler  is  a  resident  of  State   College,
Pennsylvania.

         Kelly Grimes is the President and owner of the Wendy's franchise stores located in State College, Pennsylvania. Ms. Grimes is a resident of State College, Pennsylvania.

         James Meister is a Special Assistant to the Athletic Director of the Pennsylvania State University, State College, Pennsylvania. He is a retired vice president of ALCOA. Mr. Meister is a resident of State College, Pennsylvania.

         Lori   Pacchioli  is  the   Director  of   Marketing   for  Penn  State
broadcasting, State College, Pennsylvania. Ms. Pacchioli is a resident of State College, Pennsylvania.

         Anne Riley is a member of the Pennsylvania State Board of Trustees and is past president of the Pennsylvania State University Alumni Association, State College, Pennsylvania. Ms. Riley is also a member of the Renaissance board of directors and the Mt. Nittany Conservatory board of directors, State College, Pennsylvania. She is a resident of Boalsburg, Pennsylvania.

         Richard  Shore  is Vice  President  of  Corporate  Development  and Tax
Affairs  for   Tele-Media,   Corporation  of  Delaware,   Inc.,   Pleasant  Gap,
Pennsylvania. Mr. Shore is a resident of State College, Pennsylvania.

         Donn  Wagner  is  President   of   Alleghenies   Analysis,   Boalsburg,
Pennsylvania. Mr. Wagner is a resident of Boalsburg, Pennsylvania.

         William Updegraff is the owner of Updegraff & Updegraff, an accounting firm located in State College, Pennsylvania. Mr. Updegraff is a resident of State College, Pennsylvania.

Director Compensation

         Directors and advisory directors have received no compensation for their services, since the incorporation of Nittany in 1997.

Stock Option Plan

         During fiscal 1999 upon shareholders approval on May 24, 1999, (the "effective date of grant") under the 1998 stock option plan, each director was granted stock options. The following information is adjusted for the 10% stock dividend issued on January 1, 2001. Messrs. Malizia and Richards were each granted options to purchase 22,000 shares of common stock and Mr. Musso was granted options to purchase 11,000 shares of common stock. Messrs. Jaffe and Taylor were each granted options to purchase 5,500 shares of common stock and Messrs. Goodman and McShea were each granted options to purchase 4,400 shares of common stock. As of October 23, 2000, all options granted under the Option Plan, except for Mr. Richards were vested. For Mr. Richards, 25% of the options were exercisable on the effective date of grant and the remaining options are exercisable at the rate of 25% per year on the board approval date of October 23, 1998. Additionally, on June 15, 2000, the directors were awarded additional stock options to purchase common shares, as follows: Mr. Malizia - 1,171 shares, Mr. Goodman - 1,111 shares, Mr. McShea - 638 shares, Mr. Musso - 403 shares, Mr. Jaffe - 130 shares, and Mr. Taylor - 111 shares. For all directors, except for Mr. Richards, the options were exercisable at the rate of 33 1/3% per year beginning on June 15, 2000. Options awarded to Mr. Richards were exercisable at the rate of 25% per year beginning on June 15, 2000.

         Subject to shareholder ratification on May 18, 2001, the stock option plan will be amended to reserve a total of 100,000 additional shares to be issued to directors, officers and employees from time to time, upon the discretion of the Board of Directors or Option Committee. The exercise price of any awarded options will be equal to the market price on the date of grant. Currently, no determination has been made as to the granting of any awards under the stock option plan.

Executive Officer Compensation

         Nittany has no full time employees, but relies on the employees of Nittany Bank for the limited services required by us. All compensation paid to officers and employees is paid by Nittany Bank.

         Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned by the chief executive officer. No other executive officer of either Nittany Bank or Nittany had a salary and bonus during the years ended December 31, 1998 that exceeded $100,000 for services rendered for the years presented. Mr. Richards employment with Nittany Bank commenced on October 23, 1998.


                                                                   Long Term
                                     Annual Compensation     Compensation Awards
                                     -------------------     -------------------
                                                                  Securities
          Name and         Fiscal                                 Underlying
     Principal Position     Year     Salary($)    Bonus($)        Options(#)(1)
     ------------------     ----     ---------    --------        -------------

David Z. Richards, Jr.      2000      105,000      24,675                422
President and CEO           1999      100,000      15,000             22,000
                            1998       76,666          --                 --

-----------------------
(1) Represents awards (adjusted for the 10% stock dividend issued on January 1, 2001) of 22,000 options as of October 23, 1998 and 422 options on June 15, 2000, see "-- Stock Awards."

         Employment Agreement. We entered into an employment agreement with David Z. Richards, Jr., President and Chief Executive Officer. The agreement has a term of three years and may be renewed annually by Nittany Bank's Board of Directors upon a determination of satisfactory performance within the board's sole discretion. If Mr. Richards should become disabled during the term of the agreement, he shall continue to receive payment of 80% of the base salary for a period of 3 months and 50% of such base salary for a period of 12 months, but not exceeding the remaining term of the agreement. Such payments shall be reduced by any other benefit payments made under other disability programs in effect for the Nittany Bank's employees. Under the agreement, Mr. Richards may be terminated by us for "just cause" as defined in the agreement. If we terminate Mr. Richards without just cause, Mr. Richards will be entitled to a continuation of his salary from the date of termination through the remaining term of the agreement. The agreement contains a provision stating that in the event of the termination of employment in connection with a change in control of Nittany, Mr. Richards will be paid a lump sum amount equal to 2.99 times his five year average annual taxable compensation. If such payments had been made under the agreement as of December 31, 2000, such payments would have equaled approximately $306,000.

         Stock Awards. The following tables set forth additional information concerning stock options granted to Mr. Richards during the 2000 fiscal year pursuant to our option plan and the year end value of such outstanding options. No stock appreciation rights are authorized under the option plan. The awards (including the exercise prices and estimated prices) in the tables below were adjusted for the 10% stock dividend issued on January 1, 2001.

                                               OPTION GRANTS TABLES

                                        Option Grants in Last Fiscal Year
                                        ---------------------------------

                                                                 Individual Grants
------------------------------------------------------------------------------------------------------------
                              # of Securities      % of Total Options
                                 Underlying            Granted to           Exercise or
                                  Options             Employees in          Base Price         Expiration
            Name                 Granted(#)            Fiscal Year            ($/Sh)              Date
            ----                 ----------            -----------            ------              ----
David Z. Richards, Jr.              422                    34%                 $8.41         June 15, 2010


                  Aggregated Option Exercises in Last Fiscal Year, and FY-End Option Values
                  -------------------------------------------------------------------------

                                                                Number of Securities
                                                               Underlying Unexercised         Value of Unexercised
                                                                     Options at               In-The-Money Options
                          Shares Acquired         Value              FY-End(#)                    at FY-End($)
          Name            on Exercise(#)       Realized($)   Exercisable/Unexercisable    Exercisable/Unexercisable(1)
          ----            --------------       -----------   -------------------------    ----------------------------
David Z. Richards, Jr.            --               --            16,500/5,500(1)                  7,590 / 2,530
                                  --               --                 105/317(2)                      120 / 361

----------------------
(1) Based upon an exercise price of $9.09 per share and estimated price of $9.55 at December 31, 2000.
(2) Based upon an exercise price of $8.41 per share and estimated price of $9.55 at December 31, 2000.

Security Ownership of Certain Beneficial Owners and Management

         Based upon the records of Nittany's transfer agent, the following table sets forth, as of December 31, 2000, persons or groups who own more than 5% of the common stock, all directors of

Nittany, the named executive officer, and the ownership of all named executive officers and directors of Nittany as a group. All share amounts in the table below were adjusted for the 10% stock dividend issued on January 1, 2001. Other than as noted below, management knows of no person or group that owns more than 5% of the outstanding shares of common stock at that date.

                                                Before Offering                             After Offering
                                      -----------------------------------       ---------------------------------------
                                       Amount and           Percent of             Amount and             Percent of
                                        Nature of            Shares of             Nature of               Shares of
                                       Beneficial          Common Stock            Beneficial            Common Stock
Name of Beneficial Owner              Ownership (2)       Outstanding (%)       Ownership (2)(3)        Outstanding (%)
------------------------              -------------       ---------------       ----------------        ---------------
David K. Goodman, Jr. (1)                 59,700                 7.6
William A. Jaffe                          13,816                 1.8
Samuel J.  Malizia (1)                    92,624                11.5
J. Garry McShea (1)                       46,170                 5.9
Donald J. Musso (1)                       46,711                 5.9
David Z. Richards, Jr.                    22,710                 2.8
D. Michael Taylor                         18,874                 2.4
All directors and named
executive officers as a group
(7 persons)                              299,575                35.2                329,575                   33.3


-----------------
(1) The address of each beneficial owner that owns more than 5% of Nittany's common stock is 116 East College Avenue, State College, Pennsylvania 16801.
(2) Includes shares of common stock held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise sole voting and investment power, unless otherwise indicated. Also, includes shares of common stock that the following persons have a right to purchase pursuant to exercisable stock options within 60 days of March 31, 2001, as follows: David K. Goodman, Jr.
     - 4,770 shares, William A. Jaffe -5,543 shares, Samuel J. Malizia - 22,390 shares, J. Garry McShea - 4,612 shares, Donald J. Musso - 11,134 shares, David Z. Richards, Jr.- 16,605 shares, and D. Michael Taylor- 5,537 shares.
(3) At the time of printing the prospectus, the directors and the named executive officers as a group have committed to purchase at least 30,000 shares. However, individual purchases have not been decided.

Certain Relationships and Related Transactions

         Nittany Bank, like many financial institutions, has followed a policy of granting various types of loans to officers, directors, and employees. The loans have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with Nittany Bank's other customers, and do not involve more than the normal risk of collectibility, or present other unfavorable features.

                          DESCRIPTION OF CAPITAL STOCK

         Nittany is authorized to issue 10,000,000 shares of the Common Stock, $0.10 par value, of which 780,312 shares were issued and outstanding as of March 31, 2001. Along with the common stock, the authorized capital of Nittany includes 5,000,000 shares of serial preferred stock, of which none were issued and outstanding as of March 31, 2001. The following is a summary of all material terms of the

Common Stock and is subject to and qualified in its entirety by reference to our articles of incorporation and bylaws which are filed as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

         Voting Rights. Each share of the Common Stock will have the same relative rights and will be identical in all respects with every other share of the Common Stock. The holders of our Common Stock will possess exclusive voting rights, except to the extent that shares of serial preferred stock issued in the future may have voting rights, if any. Each holder of the Common Stock will be entitled to only one vote for each share held of record on all matters submitted to a vote of holders of the Common Stock and will not be permitted to cumulate their votes in the election of our directors.

         Dividend Rights. Each share of Nittany's common stock participates equally in dividends on common stock, which are payable when, as, and if declared by the Board of Directors out of funds legally available for that purpose.

         Liquidation. In the unlikely event of the complete liquidation or dissolution of us, the holders of the Common Stock will be entitled to receive all our assets available for distribution in cash or in kind, after payment or provision for payment of (i) all our debts and liabilities (including all savings accounts and accrued interest thereon); (ii) any accrued dividend claims; (iii) liquidation preferences of any serial preferred stock which may be issued in the future; and (iv) any interests in the liquidation account.

         Restrictions   on  Acquisition  of  the  Common  Stock.   See  "Certain
Anti-Takeover Provisions" for a discussion of the limitations on acquisition of shares of the Common Stock.

         Other Characteristics. Holders of the Common Stock will not have preemptive rights with respect to any additional shares of the Common Stock which may be issued. Therefore, the Board of Directors may sell shares of our capital stock without first offering such shares to our existing stockholders. The Common Stock is not subject to call for redemption, and the outstanding shares of Common Stock when issued and upon receipt by us of the full purchase price therefor will be fully paid and non-assessable.

Serial Preferred Stock

         Nittany is authorized to issue 10,000,000 shares of preferred stock. The Board of Directors may create one or more classes or series of preferred stock and may determine the rights, preferences, privileges and restrictions of any class or series without any further approval or action by the shareholders.

         The effects of issuing preferred stock on the holders of common stock could include, among other things:

          o reducing the amount otherwise available for payments of dividends on common stock if dividends are payable on the series of preferred stock;

          o restricting dividends on common stock if dividends on the series of preferred stock are in arrears;

          o diluting the voting power of common stock if the series of preferred stock has voting rights, including a possible "veto" power if the series of preferred stock has class voting rights;

          o diluting the equity interest of holders of common stock if the series of preferred stock is convertible, and is converted, into common stock; and

          o restricting the rights of holders of common stock to share in Nittany's assets upon liquidation until satisfaction of any liquidation preference granted to the holder of the series of preferred stock.

                        CERTAIN ANTI-TAKEOVER PROVISIONS

         The following discussion is a general summary of our material provisions of the articles of incorporation, bylaws, and certain other regulatory provisions, which may be deemed to have such an anti- takeover effect.

Articles of Incorporation and Bylaws of Nittany Financial Corp.

         Election of Directors. Certain provisions of our articles of incorporation and bylaws will impede changes in majority control of the Board of Directors. Our articles of incorporation provides that the Board of Directors will be divided into four staggered classes, with directors in each class elected for four- year terms. Thus, it would take three annual elections to replace a majority of our board. Our articles of incorporation provide that the size of the Board of Directors may be increased or decreased only if two- thirds of the directors then in office concur in such action. The articles of incorporation also provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the articles of incorporation and the bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

         The articles of incorporation provide that a director may only be removed for cause by the affirmative vote of at least a majority of our shares entitled to vote generally in an election of directors cast at a meeting of stockholders called for that purpose.

         Restrictions on Call of Special Meetings. Our articles of incorporation provide that a special meeting of stockholders may be called only pursuant to a resolution adopted by a majority of the Board of Directors.

     Absence of Cumulative Voting. Our articles of incorporation provide that stockholders may not cumulate their votes in the election of directors.

         Procedures for Business Combinations. Our articles of incorporation require the affirmative vote of at least 80% of our outstanding shares for any merger, consolidation, liquidation, or dissolution or any action that would result in the sale or other disposition of at least 50% of our tangible assets, unless the transaction has been approved by two-thirds of the Board of Directors. Any amendment to this provision requires the affirmative vote of at least 80% of our outstanding shares.

         Amendment to Articles of Incorporation and Bylaws. Amendments to our articles of incorporation must be approved by our Board of Directors and also by a majority of the outstanding shares of our voting stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; director liability; business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the articles of incorporation).

         Our bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of the holders of at least 80% of our outstanding shares entitled to vote in the election of directors cast at a meeting called for that purpose.

         Acquisition of Control. Federal regulations prohibit a person, other than a company from acquiring 10% or more of the outstanding equity securities of a bank holding company without prior notice to and approval of the OTS. No corporation may acquire 25% or more of the outstanding shares of a bank holding company without obtaining the prior approval of the OTS.

                                  LEGAL MATTERS

         Our counsel Malizia Spidi & Fisch, PC, headquartered in Washington, D.C. with a State College, Pennsylvania office, will give an opinion that the shares of common stock covered by this prospectus are valid.

                                     EXPERTS

         We have included Nittany Financial Corp.'s audited statements at December 31, 2000 and 1999 in this prospectus upon reliance on the report by S.R. Snodgrass, A.C., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         We are registered under the Securities Exchange Act of 1934, as amended, and file periodic reports and other information with the SEC. You may inspect or copy these materials at the Public Reference Room at the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. For a fee, you may also obtain copies of these materials by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov.

         We have filed with the SEC a registration statement on Form SB-2 (together with all amendments and exhibits thereto, the "Registration Statement") with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information included in the Registration Statement. For further information about us and the shares of common stock offered by this prospectus, please refer to the Registration Statement and its exhibits and to the documents incorporated by reference into the Registration Statement. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit on Form SB-2 are, of necessity, brief descriptions and are not necessarily complete; each statement is qualified by reference to such contract or document. You may obtain a copy of the Registration Statement through the public reference facilities of the SEC described above. You may also access a copy of the Registration Statement by means of the SEC's website at http://www.sec.gov.

                             NITTANY FINANCIAL CORP.

                          INDEX TO FINANCIAL STATEMENTS


                                                                           Page
                                                                           ----

Review Report of Independent Accountants...............................     F-1

Consolidated Financial Statements for the Three Months
Ended March 31, 2001 and 2000 (Unaudited)..............................     F-2

Report of Independent Accountants......................................     F-7

Consolidated Balance Sheet.............................................     F-8

Consolidated Statement of Income ......................................     F-9

Consolidated Statement of Changes in Stockholders' Equity..............     F-10

Consolidated Statement of Cash Flows...................................     F-11

Notes to the Consolidated Financial Statements.........................     F-12




         All schedules are omitted because they are not required or applicable or the required information is shown in the financial statements or the notes thereto.

[LOGO]
SNODGRASS
Certified Public Accountants and Consultants


                         INDEPENDENT ACCOUNTANT'S REPORT






Board of Directors
Nittany Financial Corp.

We have reviewed the accompanying consolidated balance sheet of Nittany Financial Corp. and subsidiaries as of March 31, 2001, and the related consolidated statements of income for the three-month period ended March 31, 2001 and 2000, the consolidated statement of cash flows for the three-month period ended March 31, 2001 and 2000, and the consolidated statement of changes in stockholders' equity for the three-month period ended March 31, 2001. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical and procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of December 31, 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended (not presented herein); and in our report dated February 9, 2001 we expressed an unqualified opinion on those consolidated financial statements.


/s/ S.R. Snodgrass, A.C.

Wexford, PA
May 10, 2001


S.R. Snodgrass, A.C.
1000 Stonewood Drive, Suite 200 Wexford, PA 15090-8399 Phone: 724-934-0344 Facsimile: 724-934-0345

                             NITTANY FINANCIAL CORP.
                     CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                                           March 31,      December 31,
                                                             2001            2000
                                                         ------------    ------------
ASSETS
Cash and due from banks                                  $    516,609    $    411,553
Interest-bearing deposits with other banks                  5,824,255       3,821,851
Investment securities available for sale                   11,906,809      14,849,794
Investment securities held to maturity  (market
      value of $3,858,327 and $4,523,173)                   3,843,717       4,536,734
Loans receivable (net of allowance for loan losses
      of $374,381 and $343,673)                            46,344,292      43,416,301
Premises and equipment                                      1,115,459         358,854
Federal Home Loan Bank stock                                  530,000         530,000
Intangible assets                                             834,997         846,707
Accrued interest and other assets                             518,887         648,568
                                                         ------------    ------------
      TOTAL ASSETS                                       $ 71,435,025    $ 69,420,362
                                                         ============    ============

LIABILITIES
Deposits:
      Noninterest-bearing demand                         $  3,652,875    $  3,905,448
      Interest-bearing demand                               7,951,197       8,941,842
      Money market                                         12,421,942      15,021,369
      Savings                                               9,893,663       6,351,164
      Time                                                 19,749,905      19,655,028
                                                         ------------    ------------
           Total deposits                                  53,669,582      53,874,851
Short-term borrowings                                       4,611,110       2,000,000
FHLB advances                                               5,936,419       6,600,000
Accrued interest payable and other liabilities                719,966         585,939
                                                         ------------    ------------
      TOTAL LIABILITIES                                    64,937,077      63,060,790
                                                         ------------    ------------
STOCKHOLDER'S EQUITY
Serial perferred stock, no par value; 5,000,000 shares              -               -
      authorized, none issued
Common stock, $.10 par value, 10,000,000 shares
      authorized; 780,312 issued and outstanding               78,031          78,031
Additional paid-in capital                                  7,652,275       7,652,275
Retained deficit                                           (1,184,372)     (1,221,659)
Accumulated other comprehensive loss                          (47,986)       (149,075)
                                                         ------------    ------------
      TOTAL STOCKHOLDERS' EQUITY                            6,497,948       6,359,572
                                                         ------------    ------------
      TOTAL LIABILITIES AND
           STOCKHOLDERS' EQUITY                          $ 71,435,025    $ 69,420,362
                                                         ============    ============

See accompanying notes to the unaudited consolidated financial statements.

                             NITTANY FINANCIAL CORP.
                  CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)


                                            Three Months Ended March 31,
                                                  2001         2000
                                              ----------   ----------

INTEREST AND DIVIDEND INCOME
Loans, including fees                         $  922,688   $  581,894
Investment securities                            296,032      284,424
Interest-bearing deposits with other banks        48,966       33,040
                                              ----------   ----------
      Total interest and dividend income       1,267,686      899,358
                                              ----------   ----------
INTEREST EXPENSE
Deposits                                         645,402      397,452
Borrowings                                       141,902      130,214
                                              ----------   ----------
      Total interest expense                     787,304      527,666
                                              ----------   ----------
NET INTEREST INCOME                              480,382      371,692

Provision for loan losses                         40,500       33,000
                                              ----------   ----------
NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES                     439,882      338,692
                                              ----------   ----------
NONINTEREST INCOME
Service fees on deposit accounts                  69,623       54,160
Other income                                      19,455        9,862
                                              ----------   ----------
      Total noninterest income                    89,078       64,022
                                              ----------   ----------
NONINTEREST EXPENSE
Compensation and employee benefits               221,905      168,458
Occupancy and equipment                           85,400       56,614
Professional fees                                 21,484       13,948
Data processing                                   53,049       42,626
Goodwill amortization                             11,710       11,872
Stationery, printing, supplies, and postage       23,865       16,481
Other                                             74,260       55,811
                                              ----------   ----------
      Total noninterest expense                  491,673      365,810
                                              ----------   ----------
Income before income taxes                        37,287       36,904
Income taxes                                           -            -
                                              ----------   ----------
NET INCOME                                    $   37,287   $   36,904
                                              ==========   ==========
EARNINGS PER SHARE:
      Basic                                   $     0.05   $     0.05
      Diuluted                                $     0.05   $     0.05

WEIGHTED AVERAGE SHARES OUTSTANDING:
      Basic                                      780,312      683,114
      Diuluted                                   787,101      684,941


See accompanying notes to the unaudited consolidated financial statements.

                             NITTANY FINANCIAL CORP.
      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED)

                                                                               Accumulated
                                                                                 Other
                                                     Additional                  Compre-       Total        Compre-
                                          Common     Paid-in      Retained       hensive     Stockholders'  hensive
                                          Stock      Capital      Deficit         Loss         Equity       Income
                                         -------    ---------   ------------   ---------    -----------   ----------
Balance, December 31, 2000               $78,031    $7,652,275  $(1,221,659)   $ (149,075)  $  6,359,572

Net income                                                           37,287                       37,287  $  37,287
Other comprehensive income:
  Unrealized gain on available for
    sale securities                                                               101,089        101,089    101,089
                                                                                                           ---------
Comprehensive income                                                                                      $ 138,376
                                          -------    ----------  -----------    ----------   ------------  =========
Balance, March 31, 2001                  $78,031    $7,652,275  $(1,184,372)   $  (47,986)  $  6,497,948
                                          =======    ========== ============    ==========   ============

See accompanying notes to the unaudited consolidated financial statements.

                             NITTANY FINANCIAL CORP.
                CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

                                                                     Three Months Ended March 31,
                                                                         2001           2000
                                                                     -----------    -----------
OPERATING ACTIVITIES
Net income                                                           $    37,287    $    36,904
Adjustments to reconcile net income to net cash
   provided by operating activities:
      Provision for loan losses                                           40,500         33,000
      Depreciation, amortization, and accretion, net                      49,979         27,138
      Increase in accrued interest receivable                             89,858         (6,823)
      Increase in accrued interest payable                               112,115        183,179
      Other, net                                                          61,735          9,559
                                                                     -----------    -----------
      Net cash provided by operating activities                          391,474        282,957
                                                                     -----------    -----------
INVESTING ACTIVITIES
Investment securities available for sale:
      Maturities and repayments                                        3,041,364        152,294
Investment securities held to maturity:
      Maturities and repayments                                          687,468         49,851
Net increase in loans receivable                                      (3,215,610)    (4,962,164)
Proceeds from sales of loans                                             245,000      1,300,500
Purchase of premises and equipment                                      (784,496)        (5,735)
                                                                     -----------    -----------
      Net cash used for investing activities                             (26,274)    (3,465,254)
                                                                     -----------    -----------
FINANCING ACTIVITIES
Net increase (decrease) in deposits                                     (205,269)     5,351,879
Increase in short-term borrowings                                      2,611,110              -
Repayments of long-term FHLB advances                                   (663,581)             -
Net proceeds from the sale of common stock                                     -        581,379
                                                                     -----------    -----------
      Net cash provided by financing activities                        1,742,260      5,933,258
                                                                     -----------    -----------
      Increase in cash and cash  equivalents                           2,107,460      2,750,961

CASH AND CASH EQUIVALENTS
   AT BEGINNING OF PERIOD                                              4,233,404      3,057,875
                                                                     -----------    -----------
CASH AND CASH EQUIVALENTS
   AT END OF PERIOD                                                  $ 6,340,864    $ 5,808,836
                                                                     ===========    ===========
SUPPLEMENTAL CASH FLOW DISCLOSURE Cash paid during the period for:
      Interest on deposits and borrowings                            $   675,189    $   344,487



See accompanying notes to the unaudited consolidated financial statements.

                             NITTANY FINANCIAL CORP
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - BASIS OF PRESENTATION

The consolidated financial statements of Nittany Financial Corp. (the "Company") includes its wholly-owned subsidiaries, Nittany Bank (the "Bank") and Nittany Asset Management, Inc. All significant intercompany items have been eliminated.

The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-QSB and, therefore, do not necessarily include all information that would be included in audited financial statements. The information furnished reflects all adjustments that are, in the opinion of management, necessary for a fair statement of the results of operations. All such adjustments are of a normal recurring nature. The results of operations for the three months ended March 31, 2001 are not necessarily indicative of the results to be expected for the fiscal year ended December 31, 2001 or any other future interim period.

These statements should be read in conjunction with the consolidated financial statements and related notes for the year ended December 31, 2000, which are incorporated by reference in the Company's Annual Report on Form 10-KSB.

NOTE 2 - EARNINGS PER SHARE

The Company provides dual presentation of Basic and Diluted earnings per share. Basic earnings per share utilizes net income as reported as the numerator and the actual average shares outstanding as the denominator. Diluted earnings per share includes any dilutive effects of options, warrants, and convertible securities. For the three months ended March 31, 2001 and 2000, the diluted number of shares outstanding from employee stock options was 6,789 and 1,827, respectively.

NOTE 3 - COMPREHENSIVE INCOME

The components of comprehensive income consist exclusively of unrealized gains and losses on available for sale securities. For the three months ended March 31, 2001, this activity is shown under the heading Comprehensive Income as presented in the Consolidated Statement of Changes in Stockholders' Equity. For the three months ended March 31, 2000, comprehensive income totaled $37,461.

[LOGO]
SNODGRASS
Certified Public Accountants and Consultants





                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------



Board of Directors and Stockholders
Nittany Financial Corp.

We have audited the consolidated balance sheet of Nittany Financial Corp. and its subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nittany Financial Corp. and its subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/S.R. Snodgrass, A.C.


Wexford, PA
February 9, 2001


                                       F-7

S.R. Snodgrass, A.C.
1000 Stonewood Drive, Suite 200 Wexford, PA 15090-8399 Phone: 724-934-0344 Facsimile: 724-934-0345

                             NITTANY FINANCIAL CORP.
                           CONSOLIDATED BALANCE SHEET

                                                                        December 31,
                                                                    2000            1999
                                                                ------------    ------------
ASSETS
     Cash and due from banks                                    $    411,553    $    826,181
     Interest-bearing deposits with other banks                    3,821,851       2,231,694
     Investment securities available for sale                     14,849,794      15,397,402
     Investment securities held to maturity (estimated
       market value of $4,523,173 and $1,599,740)                  4,536,734       1,674,729
     Loans receivable (net of allowance for loan losses
       of $343,673 and $186,647)                                  43,416,301      27,979,708
     Premises and equipment                                          358,854         175,587
     Federal Home Loan Bank stock                                    530,000         475,000
     Intangible assets                                               846,707         894,392
     Accrued interest and other assets                               648,568         390,031
                                                                ------------    ------------
             TOTAL ASSETS                                       $ 69,420,362    $ 50,044,724
                                                                ============    ============
LIABILITIES
     Deposits:
         Noninterest-bearing demand                             $  3,905,448    $  2,626,107
         Interest-bearing demand                                   8,941,842       5,659,727
         Money market                                             15,021,369      15,032,313
         Savings                                                   6,351,164       1,732,077
         Time                                                     19,655,028      10,733,000
                                                                ------------    ------------
            Total deposits                                        53,874,851      35,783,224
     Federal Home Loan Bank advances                               8,600,000       8,600,000
     Accrued interest payable and other liabilities                  585,939         430,097
                                                                ------------    ------------
             TOTAL LIABILITIES                                    63,060,790      44,813,321
                                                                ------------    ------------
STOCKHOLDERS' EQUITY
     Serial preferred stock, no par value; 5,000,000 shares
       authorized, none issued                                             -               -

     Common stock, $.10 par value; 10,000,000 shares
       authorized, 780,312 and 656,476 issued and outstanding         78,031          65,648

     Additional paid-in capital                                    7,652,275       6,464,476
     Retained deficit                                             (1,221,659)       (752,781)
     Accumulated other comprehensive loss                           (149,075)       (545,940)
                                                                ------------    ------------
             TOTAL STOCKHOLDERS' EQUITY                            6,359,572       5,231,403
                                                                ------------    ------------
             TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $ 69,420,362    $ 50,044,724
                                                                ============    ============

See accompanying notes to the consolidated financial statements.

                             NITTANY FINANCIAL CORP.
                        CONSOLIDATED STATEMENT OF INCOME

                                                   Year Ended December 31,
                                                      2000          1999
                                                  -----------   -----------
INTEREST AND DIVIDEND INCOME
     Loans, including fees                        $ 2,935,025   $ 1,337,470
     Interest-bearing deposits with other banks        89,648        99,463
     Investment securities                          1,147,358     1,011,937
                                                  -----------   -----------
             Total interest and dividend income     4,172,031     2,448,870
                                                  -----------   -----------
INTEREST EXPENSE
     Deposits                                       1,958,556     1,092,510
     FHLB advances                                    532,468       362,683
                                                  -----------   -----------
             Total interest expense                 2,491,024     1,455,193
                                                  -----------   -----------
NET INTEREST INCOME                                 1,681,007       993,677

Provision for loan losses                             157,000        98,760
                                                  -----------   -----------
NET INTEREST INCOME AFTER PROVISION FOR
   LOAN LOSSES                                      1,524,007       894,917
                                                  -----------   -----------
NONINTEREST INCOME
     Service fees on deposit accounts                 215,957       167,593
     Investment securities gain                             -         1,342
     Other                                             47,646         1,766
                                                  -----------   -----------
             Total noninterest income                 263,603       170,701
                                                  -----------   -----------
NONINTEREST EXPENSE
     Compensation and employee benefits               726,395       551,875
     Occupancy and equipment                          272,304       200,447
     Other                                            638,849       540,427
                                                  -----------   -----------
             Total noninterest expense              1,637,548     1,292,749
                                                  -----------   -----------
Income (loss) before income taxes                     150,062      (227,131)
Income taxes                                                -             -
                                                  -----------   -----------
NET INCOME (LOSS)                                 $   150,062   $  (227,131)
                                                  ===========   ===========
EARNINGS (LOSS) PER SHARE
     Basic                                        $      0.19   $     (0.36)
     Diluted                                             0.19         (0.36)

See accompanying notes to the consolidated financial statements.

                             NITTANY FINANCIAL CORP.
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                         Accumulated
                                              Additional                     Other         Total
                                   Common       Paid-in       Retained   Comprehensive  Stockholders'    Comprehensive
                                   Stock        Capital       Deficit         Loss         Equity        Income (Loss)
                                   --------  -----------  -------------  -------------  -------------  --------------
Balance, December 31, 1998         $57,744 $  5,652,145   $  (525,650)     $ (30,586)   $  5,153,653

Net loss                                                     (227,131)                      (227,131)  $    (227,131)
Other comprehensive loss:
    Unrealized loss on
       available for
       sale securities,
       net of
       reclassification
       adjustment                                                           (515,354)       (515,354)       (515,354)
                                                                                                       --------------
Comprehensive loss                                                                                     $    (742,485)
                                                                                                       ==============
Sale of 79,040 shares
  of common stock, issued
  December 31, 1999,
  net of offering costs              7,904      812,331                                      820,235
                                   --------  -----------  -------------  -------------  -------------
Balance, December 31, 1999          65,648    6,464,476      (752,781)      (545,940)      5,231,403

Net income                                                    150,062                        150,062   $     150,062
Other comprehensive income:
    Unrealized gain on
      available for sale
      securities                                                             396,865         396,865         396,865
                                                                                                       --------------
Comprehensive income                                                                                   $     546,927
                                                                                                       ==============
Sale of 52,913 shares
  of common stock
  net of offering costs              5,291      576,088                                      581,379
Ten percent stock dividend
  (including cash
  paid for fractional shares)        7,092      611,711      (618,940)             -            (137)
                                   --------  -----------  -------------  -------------  -------------
Balance, December 31, 2000         $78,031   $7,652,275   $(1,221,659)     $(149,075)   $  6,359,572
                                   ========  ===========  =============  =============  =============

                                                                             2000            1999
                                                                         -------------  -------------
Components of other
comprehensive income (loss):
    Change in net unrealized
      gain (loss) on
      investment securities
      available for sale                                                   $ 396,865    $   (514,012)
    Realized gain included
      in net loss                                                                  -          (1,342)
                                                                         -------------  -------------
Total                                                                      $ 396,865    $   (515,354)
                                                                         =============  =============

See accompanying notes to the consolidated financial statements.

                             NITTANY FINANCIAL CORP.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                  Year Ended December 31,
                                                                   2000            1999
                                                              ------------    ------------
OPERATING ACTIVITIES
     Net income (loss)                                        $    150,062    $   (227,131)
     Adjustments to reconcile net income (loss) to net cash
       provided by operating activities:
         Provision for loan losses                                 157,000          98,760
         Depreciation, amortization, and accretion, net            136,982         140,190
         Investment securities gain                                      -          (1,342)
         Increase in accrued interest receivable                  (182,889)       (180,613)
         Increase in accrued interest payable                      156,062         275,826
         Other, net                                                (75,868)         18,701
                                                              ------------    ------------
         Net cash provided by operating activities                 341,349         124,391
                                                              ------------    ------------
INVESTING ACTIVITIES
     Investment securities available for sale:
         Purchases                                                       -      (7,428,147)
         Proceeds from sale                                              -         428,555
         Proceeds from principal repayments and maturities         933,961       3,391,795
     Investment securities held to maturity:
         Purchases                                              (3,025,313)     (1,945,065)
         Proceeds from principal repayments and maturities         162,968         272,404
     Net increase in loans receivable                          (15,597,485)    (23,667,224)
     Purchase of FHLB stock                                        (55,000)       (167,800)
     Purchase of premises and equipment                           (257,820)        (91,352)
                                                              ------------    ------------
         Net cash used for investing activities                (17,838,689)    (29,206,834)
                                                              ------------    ------------
FINANCING ACTIVITIES
     Net increase in deposits                                   18,091,627      21,790,840
     Proceeds from long-term FHLB advances                       6,000,000         600,000
     Repayment of FHLB advances                                          -      (5,000,000)
     Net increase (decrease) in short-term FHLB borrowings      (6,000,000)      8,000,000
     Net proceeds from sale of common stock                        581,379         820,235
     Cash paid in lieu of fractional shares                           (137)              -
                                                              ------------    ------------
         Net cash provided by financing activities              18,672,869      26,211,075
                                                              ------------    ------------
         Increase (decrease) in cash and cash equivalents        1,175,529      (2,871,368)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                 3,057,875       5,929,243
                                                              ------------    ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                    $  4,233,404    $  3,057,875
                                                              ============    ============
SUPPLEMENTAL CASH FLOW DISCLOSURE
     Cash paid during the year for:
         Interest on deposits and FHLB advances               $  2,334,962    $  1,179,367


See accompanying notes to the consolidated financial statements.

                             NITTANY FINANCIAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

Nature of Operations and Basis of Presentation
----------------------------------------------

Nittany Financial Corp. (the "Company") was incorporated under the laws of the State of Pennsylvania for the purpose of becoming a unitary savings and loan holding company. The Company presently has two operating subsidiaries, Nittany Bank (the "Bank"), a federal stock savings institution and Nittany Asset Management, Inc. ("Nittany") that was incorporated in May 1999 to offer various types of investment products and services. The Bank's principal sources of revenue are derived from its commercial, commercial mortgage, residential real estate, and consumer loan financing, investment portfolios and deposit services offered to its customers. The Company's business is conducted by its wholly-owned subsidiaries, the Bank and Nittany, both located in State College, Pennsylvania. The Company and Nittany are subject to regulation and supervision by the Board of Governors of the Federal Reserve System, while the Bank is subject to regulation and supervision by the Office of Thrift Supervision ("OTS").

The consolidated financial statements of the Company include the accounts of its wholly-owned subsidiaries, the Bank and Nittany. All intercompany transactions have been eliminated in consolidation. The investment in subsidiaries on the parent company's financial statements is carried at the parent company's equity in the underlying net assets.

The accounting principles followed by the Company and the methods of applying these principles conform with generally accepted accounting principles and with general practice within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Investment Securities
---------------------

Investment securities,  including mortgage-backed  securities, are classified at the time of purchase, based upon management's intentions and ability, as securities held to maturity or securities available for sale. Debt securities acquired with the intent and ability to hold to maturity are classified as held to maturity and are stated at cost and adjusted for amortization of premium and accretion of discount, which are computed using the level yield method and recognized as adjustments of interest income. All other debt securities are classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses on available for sale securities are reported as a separate component of stockholders' equity until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

Loans Receivable
----------------

Loans receivable are stated at their unpaid principal amounts, net of the allowance for loan losses. Interest on loans is recognized as income when earned on the accrual method. Interest accrued on loans more than 90 days delinquent is generally offset by a reserve for uncollected interest and is not recognized as income.

----------------

The accrual of interest is generally discontinued when management has serious doubts about further collectibility of principal or interest, even though the loan may be currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest is charged against income. Interest received on nonaccrual loans is either applied to principal or reported as interest income, according to management's judgment as to the collectibility of principal.

Loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized as adjustments of the related loan's yield. The Company is amortizing these amounts over the contractual life of the related loans.

Allowance for Loan Losses
-------------------------

The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses which is charged to operations. The provision is based on management's evaluation of the adequacy of the allowance for loan losses which encompasses the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to significant changes in the near term.

A commercial or commercial real estate loan is considered impaired when it is probable the borrower will not repay the loan according to the original contractual terms of the loan agreement. Management has determined that first mortgage loans on one-to-four family properties and all consumer loans represent large groups of smaller-balance homogeneous loans that are to be collectively evaluated. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. A loan is not impaired during a period of delay in payment if the Company expects to collect all amounts due including interest accrued at the contractual interest rate for the period of delay. All commercial and commercial real estate loans identified as impaired are evaluated independently by management. The Company estimates credit losses on impaired loans based on the present value of expected cash flows or the fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of such collateral. Impaired loans, or portions thereof, are charged off when it is determined that a realized loss has occurred. Until such time, an allowance for loan losses is maintained for estimated losses. Cash receipts on impaired loans are applied first to accrued interest receivable unless otherwise required by the loan terms, except when an impaired loan is also a nonaccrual loan, in which case the portion of the receipts related to interest is recognized as income.

Premises and Equipment
----------------------

Premises, leasehold improvements, and equipment are stated at cost less accumulated depreciation and amorti-zation. Depreciation and amortization are calculated using the straight-line method over the useful lives of the related assets. Expenditures for maintenance and repairs are charged to operations as incurred. Costs of major additions and improvements are capitalized.

Income Taxes
------------

Income tax expense consists of current and deferred taxes. Current income tax provisions or benefits approximate taxes to be paid or refunded for the applicable year. Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rates. Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period.

Recognition of deferred tax assets is based on management's belief that it is more likely than not that the tax benefit associated with these temporary differences such as the tax operating loss carryforward, will be realized. A valuation allowance is recorded for those deferred tax assets for which it is more likely than not that realization will not occur in the near term.

Comprehensive Income
--------------------

The Company is required to present comprehensive income and its components in a full set of general purpose financial statements for all periods presented. The Company's other comprehensive income is comprised exclusively of net unrealized holding gains (losses) on the available for sale securities portfolio. The Company has elected to report the effects of other comprehensive loss as part of the Consolidated Statement of Changes in Stockholders' Equity.

Earnings (Loss) Per Share
-------------------------

The Company provides dual presentation of basic and diluted earnings (loss) per share. Basic earnings (loss) per share is calculated utilizing net income (loss) as reported in the numerator and average shares outstanding in the denominator. The computation of diluted earnings (loss) per share differs in that the dilutive effects of any stock options, warrants, and convertible securities are adjusted in the denominator.

Stock Options
-------------

The Company maintains a stock option plan for directors, officers, and employees. When the exercise price of the Company's stock options is greater than or equal to the market price of the underlying stock on the date of the grant, no compensation expense is recognized in the Company's financial statements. Pro forma net income (loss) and earnings (loss) per share are presented to reflect the impact of the stock option plan assuming compensation expense had been recognized based on the fair value of the stock options granted under the plan.

Intangible Assets
-----------------

Intangible assets are comprised exclusively of goodwill resulting from branch office acquisitions. Goodwill is amortized using the straight-line method over a 20-year period. Annual assessments of the carrying values and remaining amortization periods of the goodwill are made to determine possible carrying value impairment and appropriate adjustments as deemed necessary.

Cash Flow Information
---------------------

Management has defined cash equivalents as cash and due from banks and interest-bearing deposits with other banks with maturities of 90 days or less.

Pending Accounting Pronouncements
---------------------------------

Financial Accounting Standards Board ("FASB") Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by FASB Statement No. 138, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of Statement No. 133," is effective in 2001, and requires measuring and recording the change in fair value of derivative instruments. Statement No. 133 is not expected to materially affect the Company's financial position or results of operations.

In September 2000, the FASB issued Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Statement replaces FASB Statement No. 125 and provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings based on a control-oriented "financial-components" approach. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The provisions of Statement No. 140 are effective for transactions occurring after March 31, 2001. This Statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization trans-actions and collateral for fiscal years ending after December 15, 2000. The adoption of the provisions of Statement No. 140 is not expected to have a material impact on financial position or results of operations.

Reclassification
----------------

Certain items in the prior year financial statements have been reclassified to conform to the presentation of the current year amounts. Such reclassifications did not affect stockholders' equity or net income.

2.       EARNINGS PER SHARE

There are no convertible securities which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statements of Income will be used as the numerator. The following table sets forth a reconciliation of the denominator of the basic and diluted earnings per share computation.

                                                     2000             1999
                                                   -------          -------

Weighted-average common shares used
  to calculate basic earnings per share            772,998          635,180

Additional common stock equivalents
  (stock options) used to calculate
  diluted earnings per share                         3,246                -
                                                   -------          -------
Weighted-average common shares and
  common stock equivalents used
  to calculate diluted earnings per share          776,244          635,180
                                                   =======          =======

3.   INVESTMENT SECURITIES

The amortized cost and estimated market values of investment securities are summarized as follows:

                                                                            2000
                                         ---------------------------------------------------------------------------
                                                                 Gross              Gross             Estimated
                                            Amortized          Unrealized         Unrealized            Market
Available for sale                             Cost              Gains              Losses              Value
                                         -----------------  -----------------  -----------------   -----------------
U.S. Government agency
  securities                             $      5,792,836   $              -   $       (66,068)    $      5,726,768
Corporate securities                            3,542,293             15,013            (2,938)           3,554,368
Collateralized mortgage
  obligations issued by
  U.S. Government agencies                      4,041,934                  -           (74,832)           3,967,102
Mortgage-backed securities                      1,621,806                  -           (20,250)           1,601,556
                                         -----------------  -----------------  -----------------   -----------------
               Total                     $     14,998,869   $         15,013   $      (164,088)    $     14,849,794
                                         =================  =================  =================   =================

                                                                            2000
                                         ---------------------------------------------------------------------------
                                                                 Gross              Gross             Estimated
                                            Amortized          Unrealized         Unrealized            Market
                                               Cost              Gains              Losses              Value
                                         -----------------  -----------------  -----------------   -----------------
Held to maturity
Mortgage-backed securities               $      4,536,734   $              -   $       (13,561)    $      4,523,173
                                         =================  =================  =================   =================

                                                                           1999
                                         ---------------------------------------------------------------------------
                                                                 Gross              Gross             Estimated
                                            Amortized          Unrealized         Unrealized            Market
Available for sale                             Cost              Gains              Losses              Value
                                         -----------------  -----------------  -----------------   -----------------
U.S. Government agency
  securities                             $      5,792,993   $              -   $      (252,151) $         5,540,842
Corporate securities                            3,538,198              5,391           (17,151)           3,526,438
Collateralized mortgage
  obligations issued by
  U.S. Government agencies                      4,612,322                  -          (219,631)           4,392,691
Mortgage-backed securities                      1,999,829                  -           (62,398)           1,937,431
                                         -----------------  -----------------  -----------------   -----------------
               Total                     $     15,943,342   $          5,391   $      (551,331) $        15,397,402
                                         =================  =================  =================   =================

                                                                            1999
                                         ---------------------------------------------------------------------------
                                                                 Gross              Gross             Estimated
                                            Amortized          Unrealized         Unrealized            Market
                                               Cost              Gains              Losses              Value
                                         -----------------  -----------------  -----------------   -----------------
Held to maturity
Mortgage-backed securities               $      1,674,729   $              -   $       (74,989)    $      1,599,740
                                         =================  =================  =================   =================

The amortized cost and estimated market value of investments in debt securities available for sale at December 31, 2000, by contractual maturity, are shown below. The Company's mortgage-backed securities and collateralized mortgage obligations have contractual maturities ranging from 5 to 28 years. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                 Available for Sale                      Held to Maturity
                                         ------------------------------------  -------------------------------------
                                                               Estimated                              Estimated
                                            Amortized            Market           Amortized             Market
                                               Cost              Value               Cost               Value
                                         -----------------  -----------------  -----------------   -----------------
Due within one year                      $      1,001,064   $        995,914   $              -    $              -
Due after one year through
  five years                                    3,092,978          3,062,388                  -                   -
Due after five years through
  ten years                                     2,947,325          2,901,852                  -                   -
Due after ten years                             7,957,502          7,889,640          4,536,734           4,523,173
                                         -----------------  -----------------  -----------------   -----------------
                 Total                   $     14,998,869   $     14,849,794   $      4,536,734 $         4,523,173
                                         =================  =================  =================   =================

The proceeds from the sale of an investment security available for sale and the gross gain realized for the year ended December 31, 1999 were $428,555 and $1,342, respectively. There were no sales in 2000.

Investment securities with amortized cost and estimated market values of $7,501,431 and $13,787,716 and $7,448,687 and $13,335,390 at December 31, 2000
and 1999, respectively, were pledged to secure FHLB borrowings, public deposits, and other purposes as required by law.

4.    LOANS RECEIVABLE

Loans receivable consists of the following at December 31:

                                                                                     2000                1999
                                                                               -----------------   -----------------
Real estate loans:
     Residential                                                               $     26,650,576    $     16,126,655
     Home equity                                                                      3,078,086           2,377,059
     Commercial                                                                       9,319,149           6,614,314
Commercial                                                                            2,799,226           1,639,033
Consumer loans                                                                        1,922,815           1,416,970
                                                                               -----------------   -----------------
                                                                                     43,769,852          28,174,031
Less:
     Deferred loan fees, net                                                              9,878               7,676
     Allowance for loan losses                                                          343,673             186,647
                                                                               -----------------   -----------------
                    Total                                                      $     43,416,301    $     27,979,708
                                                                               =================   =================

Aggregate loans of $60,000 or more extended to executive officers, directors, and corporations in which they are beneficially interested as stockholders, executive officers, or directors were $1,375,258 at December 31, 2000. An analysis of these related party loans follows:


          1999            Additions          Repayments             2000
    -----------------  -----------------  -----------------   -----------------

    $      1,407,671   $         34,950   $         67,363    $      1,375,258

The Company's primary business activity is with customers located within its local trade area. Mortgage, consumer, and commercial loans are granted. Although the Company's loan portfolio is diversified at December 31, 2000 and 1999, the repayment of these loans is dependent upon the local economic conditions in its immediate trade area.

5.    ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses for the years ended December 31, is as follows:

                                                        2000          1999
                                                     -----------   -----------

     Balance, January 1                              $  186,647    $   98,988
     Add:
          Provision charged to operations               157,000        98,760
          Recoveries                                      3,368           254
     Less loans charged off                               3,342        11,355
                                                     -----------   -----------
     Balance, December 31                            $  343,673    $  186,647
                                                     ===========   ===========

6.    PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                                        2000          1999
                                                     -----------   -----------

     Leasehold improvements                          $  141,963    $   61,156
     Furniture and equipment                            338,316       160,362
                                                     -----------   -----------
                                                        480,279       221,518
     Less accumulated depreciation and amortization     121,425        45,931
                                                     -----------   -----------

                    Total                            $  358,854    $  175,587
                                                     ===========   ===========

Depreciation and amortization expense for the years ended December 31, 2000 and 1999 was $74,554 and $41,925, respectively.

On December 9, 2000, the Company entered into a sales agreement to purchase a commercial building and land for $750,000 to establish a new branch office. The sale is expected to close during the first quarter of 2001.

7.    FEDERAL HOME LOAN BANK STOCK

The Bank is a member of the FHLB System. As a member, the Bank maintains an investment in the capital stock of the FHLB of Pittsburgh, at cost, in an amount not less than the greater of one percent of its outstanding home loans or five percent of its outstanding notes payable to the FHLB of Pittsburgh as calculated at December 31 of each year.

8.    DEPOSITS

Time deposits include certificates of deposit in denominations of $100,000 or more. Such deposits aggregated $5,080,923 at December 31, 2000. Deposits in excess of $100,000 are not federally insured.

The scheduled maturities of time certificates of deposit as of December 31, 2000, are as follows:

     Within three months                                   $      1,899,719
     Three through six months                                       591,961
     Six through twelve months                                      983,342
     Over twelve months                                           1,605,901
                                                           -----------------
          Total                                            $      5,080,923
                                                           =================

9.    FHLB ADVANCES

Outstanding borrowings consisted of draws on the Bank's "RepoPlus" line of credit and fixed-rate, fixed-term advances through FHLB of Pittsburgh. The RepoPlus line carries an adjustable rate that is subject to annual renewal and incurs no service charges. All outstanding borrowings are secured by a blanket security agreement on qualifying residential mortgage loans, certain pledged investment securities, and the Bank's investment in FHLB stock. The Bank's maximum available borrowing limit with the FHLB was approximately $33 million during 2000.

The following tables set forth information concerning both short and long-term advances with the FHLB:

                                                         2000          1999
                                                     ------------  ------------

     Balance at year-end                             $ 2,000,000   $ 8,600,000
     Maximum amount outstanding at any month-end       8,500,000     9,100,000
     Average balance outstanding during the year       6,780,377     7,290,274
     Weighted-average interest rate:
           As of year-end                                   6.63%         6.40%
           Paid during the year                             6.54%         4.97%

The scheduled maturities of advances outstanding are as follows:

                                                              2000
                                              ----------------------------------
            Year Ending                                              Weighted-
           December 31,                            Amount           Average Rate
           ------------                       -----------------   --------------

               2001                           $        786,225         5.49%
               2002                                  1,198,125         7.07%
               2003                                    210,784         6.21%
               2004                                    224,254         6.21%
               2005                                  2,738,582         6.19%
          2006 and after                             1,442,030         6.21%
                                              -----------------
                                              $      6,600,000
                                              =================

10.   COMMITMENTS

In the normal course of business, the Company makes various commitments that are not reflected in the accompanying consolidated financial statements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The Company's exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. The Company minimizes its exposure to credit loss under these commitments by subjecting them to credit approval and review procedures and collateral requirements as deemed necessary. Commitments generally have fixed expiration dates within one year of their origination.

The off-balance sheet commitments were comprised of the following:

                                                      2000            1999
                                                  -------------   -------------
     Commitments to extend credit:
           Fixed rate                             $  1,242,565    $  1,096,400
           Variable rate                             3,380,717       4,634,382
                                                  -------------   -------------
                                                     4,623,282       5,730,782
     Letters of credit                                  61,672               -
                                                  -------------   -------------
                    Total                         $  4,684,954    $  5,730,782
                                                  =============   =============

The range of interest rates on fixed rate loan  commitments was 8.375 percent to
9.50 percent at December 31, 2000.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments are comprised primarily of undisbursed residential construction loans, available commercial and personal lines of credit, and loans approved but not yet funded. Fees from the issuance of the credit lines are generally recognized over the period of maturity.

The Company is committed under three non-cancelable operating leases for the Bank's office facilities with remaining terms through 2007. At December 31, 2000, the minimum rental commitments under these leases are as follows:

                            2001                   149,316
                            2002                   149,316
                            2003                   142,236
                            2004                   117,256
                            2005                    92,196
                       2006 and after              184,392
                                          -----------------
                                Total     $        834,712
                                          =================

Occupancy and equipment expenses include rental expenditures of $140,241 and $115,580 for 2000 and 1999, respectively.

11.      STOCKHOLDERS' EQUITY

Common Stock Offering
---------------------

On September 16, 1999, the Board of Directors approved the offering of the Company's common stock to existing shareholders and to the public. The offering began on December 10, 1999, and terminated on March 31, 2000. On December 31, 1999, 79,040 shares were issued with net proceeds from the issuance amounting to $820,235. During 2000, the Company has realized additional net proceeds of $467,808 and $113,571 from the issuance of 42,528 and 10,385 shares on February 3, 2000 and March 31, 2000, respectively. The Company has used $1,152,000 or
82.2 percent, of the total proceeds for additional capitalization of the Bank.

Stock Dividend
--------------

The Board of Directors approved a ten percent stock dividend to stockholders of record as of December 1, 2000 payable January 1, 2001. As a result of the dividend, 70,923 additional shares of the Company's common stock were issued, common stock was increased by $7,092, surplus was increased by $611,711, and retained earnings decreased by $618,940. Fractional shares paid were paid in cash. All average shares outstanding and all per share amounts included in the financial statements are based on the increased number of shares after giving retroactive effect to the stock dividend.

12.   REGULATORY MATTERS

Dividend Restrictions
---------------------

The Bank is subject to a dividend restriction that generally limits the amount of dividends that can be paid by an OTS-chartered bank. OTS regulations require the Bank to give the OTS 30 days notice of any proposed declara-tion of dividends to the Company, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends by the Bank to the Company.

Regulatory Capital Requirements
-------------------------------

Federal regulations require the Company and the Bank to maintain minimum amounts of capital. Specifically, each is required to maintain certain minimum dollar amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tangible and Core capital (as defined in the regulations) to adjusted assets.

-------------------------------

In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") established five capital categories ranging from "well capitalized" to "critically undercapitalized." Should any institution fail to meet the requirements to be considered "adequately capitalized," it would become subject to a series of increasingly restrictive regulatory actions.

As of December 31, 2000 and 1999, the FDIC categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well-capitalized financial institution, Total risk-based, Tier 1 risk-based, and Core capital ratios must be at least ten percent, six percent, and five percent, respectively.

The following table reconciles the Company's capital under generally accepted accounting principles to regulatory capital:

                                                     2000             1999
                                                ---------------   -------------

     Total stockholders' equity                 $    6,359,572    $  5,231,403
     Unrealized loss on securities                     149,075         545,940
     Intangible assets                                (846,707)       (894,392)
                                                ---------------   -------------

     Tier I, core, and tangible capital              5,661,940       4,882,951
     Allowance for loan losses                         343,673         186,647
                                                ---------------   -------------
     Total risk-based capital                   $    6,005,613    $  5,069,598
                                                ===============   =============

-------------------------------

The consolidated capital position of the Bank does not materially differ from the Company's; therefore, the following table sets forth the Company's capital position and minimum requirements for the years ended December 31:

                                                             2000                                  1999
                                                -------------------------------       -------------------------------
                                                   Amount           Ratio                Amount            Ratio
                                                --------------  ---------------       --------------   --------------
Total Capital (to Risk-weighted Assets)
---------------------------------------

Actual                                          $   6,005,613             15.9 %      $   5,069,598             17.8 %
For Capital Adequacy Purposes                       3,028,080              8.0            2,274,800              8.0
To Be Well Capitalized                              3,785,100             10.0            2,843,500             10.0

Tier I Capital (to Risk-weighted Assets)
----------------------------------------

Actual                                          $   5,661,940             15.0 %      $   4,882,951             17.2 %
For Capital Adequacy Purposes                       1,514,040              4.0            1,137,400              4.0
To Be Well Capitalized                              2,271,060              6.0            1,706,100              6.0

Core Capital (to Adjusted Assets)
---------------------------------

Actual                                          $   5,661,940              8.2 %      $   4,882,951              9.8 %
FDIC Denovo Capital Required                        5,497,829              8.0            3,975,596              8.0
For Capital Adequacy Purposes                       2,061,686              3.0            1,490,848              3.0
To Be Well Capitalized                              3,436,143              5.0            2,484,747              5.0

Tangible Capital (to Adjusted Assets)
-------------------------------------

Actual                                          $   5,661,940              8.2 %      $   4,882,951              9.8 %
For Capital Adequacy Purposes                       1,030,843              1.5              745,424              1.5

13.      EMPLOYEE BENEFITS

Profit Sharing Plan
-------------------

The Company maintains a non-contributory profit sharing plan (the "Plan") for officers and employees who have met the age and length of service requirements. The Plan is a defined contribution plan, with contributions based on a percentage of participants' salaries. In conjunction with the Plan, an integrated 401(k) salary reduction plan was also implemented.

The Company may make matching contributions equal to a discretionary percentage determined annually by the Board of Directors. Employee contributions are vested at all times, and the Company contributions are fully vested after six years. The Company made no profit sharing or matching contributions for the year ended December 31, 2000 and 1999.

Stock Option Plan
-----------------

The Board of Directors adopted a stock option plan for directors, officers, and employees which was approved by the stockholders on May 24, 1999. The number of shares with respect to which awards may be made available to the plan may not exceed 95,277 shares. These shares may be issued from authorized but unissued common stock, treasury stock, or shares purchased in the market. The stock options have expiration terms of ten years subject to certain extensions and terminations. The per share exercise price of a stock option is equal to the fair value of a share of common stock on the date the option is granted. Options are exercisable in annual installments of 33 1/3 percent for directors and 25 percent for officers and employees, using the plan adoption date as the anniversary date. At the effective date of grant, one third of the directors' shares and one fourth of the officers' and employees' shares are immediately vested and exercisable.

The following table presents share data related to the outstanding options:

                                                            2000                               1999
                                              ----------------------------------  --------------------------------
                                                                   Weighted-                        Weighted-
                                                                    Average                          Average
                                                                   Exercise                          Exercise
                                                  Shares             Price           Shares           Price
                                              ----------------  ----------------  -------------  -----------------
Outstanding, beginning of the year                     90,475            $ 9.09              -        $   -

     Granted                                            4,789              8.41         90,585          9.09
     Exercised                                              -                 -              -             -
     Forfeited                                           (110)             9.09           (110)         9.09
                                              ----------------                    -------------
Outstanding, end of the year                           95,154            $ 9.06         90,475        $ 9.09
                                              ================                    =============
Exercisable at year-end                                82,460            $ 9.08         54,067        $ 9.09
                                              ================                    =============

The following table summarizes characteristics of stock options outstanding and exercisable at December 31, 2000:

                                                 Outstanding                                 Exercisable
                               ------------------------------------------------     -------------------------------
                                                                     Average                             Average
                                                    Average         Exercise                            Exercise
     Exercise Price                Shares            Life             Price             Shares            Price
     ----------------------    ---------------    ------------     ------------     ---------------    ------------
          $ 9.09                       90,365         8.4               $ 9.09              80,971        $ 9.09
            8.41                        4,789         9.5                 8.41               1,489          8.41
                               ---------------                                      ---------------
                                       95,154                                               82,460
                               ===============                                      ===============

The Company accounts for its stock option plan under provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Under this Opinion, no compensation expense has been recognized with respect to the plans because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the grant date. 13.

-----------------

For purposes of computing pro forma results, the Company estimated the fair values of stock options using the Black-Scholes option pricing model. The model requires the use of subjective assumptions that can materially effect fair value estimates. Therefore, the pro forma results are estimates of results of operations as if compensation expense had been recognized for the stock option plans. The fair value of each stock option granted was estimated using the following weighted-average assumptions for grants in 2000 and 1999; (1) risk-free interest rate of 5.10 and 6.68 percent; (2) expected volatility of
31.60 and 6.22 percent; and (3) expected lives of options ranging from 9 to 10 years.

Had compensation expense for the stock option plan been recognized in accordance with the fair value accounting provisions of SFAS 123, "Accounting for Stock-based Compensation," the net loss applicable to common stock and the basic and diluted net loss per share for the years ended December 31, would be as follows:

                                                         2000          1999
                                                       -----------  ------------
Net income (loss) applicable to common stock:
     As reported                                       $  150,062   $ (227,131)
     Pro forma                                             (7,297)    (488,446)
Basic net income (loss) per common share:
     As reported                                       $     0.19   $    (0.36)
     Pro forma                                              (0.01)       (0.77)
Diluted net income (loss) per common share:
     As reported                                       $     0.19   $    (0.36)
     Pro forma                                              (0.01)       (0.77)

14.   INCOME TAXES

The components of income taxes for the years ended December 31, are summarized as follows:

                                                                      2000             1999
                                                                  -------------   --------------
     Current payable:
         Federal                                                  $          -    $          -
         State                                                               -               -
                                                                  -------------   --------------
                                                                             -               -
     Deferred taxes                                                     57,636         (72,167)
     Adjustment to valuation allowance for deferred tax assets         (57,636)         72,167
                                                                  -------------   --------------

                         Total                                     $         -    $          -
                                                                   ============   ==============

The following temporary differences gave rise to the net deferred tax assets:

                                                                  2000       1999
                                                                --------   ---------
Deferred tax assets:
     Net unrealized loss on securities                          $ 50,686   $ 185,620
     Allowance for loan losses                                    98,728      40,577
     Organization costs                                           39,046      52,923
     Loan origination costs                                        3,359       2,610
     Contribution carryover                                        2,224           -
     Net operating loss carryforward                             133,497     227,110
                                                                --------   ---------
                    Total gross deferred tax assets              327,540     508,840
                    Less valuation allowance                     303,052     495,622
                                                                --------   ---------
                          Deferred tax assets after allowance     24,488      13,218
                                                                --------   ---------
Deferred tax liabilities:
     Premises and equipment                                       13,365       7,400
     Core deposit intangible                                      11,123       5,818
                                                                --------   ---------
                    Total gross deferred tax liabilities          24,488      13,218
                                                                --------   ---------
                          Net deferred tax assets               $      -   $       -
                                                                ========   =========

The Company represents an entity that has been operating for less than three years and has an accumulated net operating deficit since its inception. As such, management has established a valuation allowance for its deferred tax assets, primarily the accumulated future tax benefits attributed to the operating loss carryforward and loan loss provisions since it is more likely than not that realization of these deferred assets cannot be fully supported at December 31, 2000 and 1999.

The reconciliation of the federal statutory rate and the Company's effective income tax rate is as follows:

                                                 2000                         1999
                                      -------------------------     -----------------------
                                                        % of                       % of
                                                      Pre-tax                    Pre-tax
                                      Amount            Loss          Amount       Loss
                                      ------------  -----------     -----------  ----------
Tax (benefit) at statutory rate       $  51,021          34.0 %     $ (77,225)      (34.0)%
State income, net of
  federal tax                            10,231           6.8         (19,195)       (8.5)
Adjustment of valuation
  allowance for deferred
  tax assets                            (57,636)        (38.4)         72,167        31.8
Other, net                               (3,616)         (2.4)         24,253        10.7
                                      ------------  -----------     -----------  ----------
Actual tax benefit
  and effective rate                  $       -             - %     $       -           - %
                                      ============  ===========     ===========  ==========

At December 31, 2000, the Company has available a net operating loss carryforward of approximately $250,000 for federal income tax purposes. If unused, the carryforwards will expire in the years 2018 to 2020. The Bank is subject to the Pennsylvania Mutual Thrift Institution's tax that is calculated at 11.5 percent of earnings based on generally accepted accounting principles with certain adjustments. At December 31, 2000, the Bank has an available net operating loss carryforward of approximately $496,000 for state tax purposes that will expire in the years 2001 and 2002. The Company also has available a net operating loss carryforward of approximately $163,000 for state income tax purposes which will expire in the years 2008 to 2010.

15.   OTHER EXPENSES

The following is an analysis of other expenses:

                                                      2000       1999
                                                    ---------   ---------

      Professional fees                             $  79,536   $  94,755
      Data processing                                 114,970      79,698
      ATM and debit card processing and supplies       71,118      45,665
      Stationery, printing, supplies, and postage      76,632      58,182
      Amortization of intangible assets                47,683      43,538
      Advertising                                      73,944      47,167
      Other                                           174,966     171,422
                                                    ----------  ----------
                Total                               $ 638,849   $ 540,427
                                                    ==========  ==========

16.   FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments at December 31, are as follows:

                                                         2000                                   1999
                                         ------------------------------------  -------------------------------------
                                             Carrying             Fair             Carrying              Fair
                                              Value              Value              Value               Value
                                         -----------------  -----------------  -----------------   -----------------
Financial assets:
     Cash and due from banks and
       interest-bearing deposits
       with other banks                  $      4,233,404   $      4,233,404   $      3,057,875    $      3,057,875
     Investment securities and
       FHLB stock                              19,916,528         19,902,967         17,547,131          17,472,142
     Loans receivable                          43,416,301         43,796,327         27,979,708          27,694,124
     Accrued interest receivable                  528,948            528,948            346,059             346,059
                                         -----------------  -----------------  -----------------   -----------------
        Total                            $     68,095,181   $     68,461,646   $     48,930,773    $     48,570,200
                                         =================  =================  =================   =================
Financial liabilities:
     Deposits                            $     53,874,851   $     54,146,906   $     35,783,224    $     35,730,224
     FHLB advances                              8,600,000          8,631,000          8,600,000           8,591,000
     Accrued interest payable                     526,233            526,233            370,171             370,171
                                         -----------------  -----------------  -----------------   -----------------
         Total                           $     63,001,084   $     63,304,139   $     44,753,395    $     44,691,395
                                         =================  =================  =================   =================

Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

If no readily available market exists, the fair value estimates for financial instruments are based upon manage-ment's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

As certain assets, such as deferred tax assets and premises and equipment, are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Company.

The Company employed estimates using discounted cash flows in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

Cash and Due from Banks,  Interest-bearing  Deposits  with Other Banks,  Accrued
--------------------------------------------------------------------------------
Interest Receivable, and Accrued Interest Payable
-------------------------------------------------

The fair value is equal to the current carrying value.

Investment Securities and FHLB Stock
------------------------------------

The fair value of investment securities is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities. FHLB stock represents ownership in an institution that is wholly-owned by other financial institutions. This equity security's fair value is equal to the current fair value.

Loans Receivable, Deposits, and FHLB Advances
---------------------------------------------

The fair value of loans is estimated using discounted contractual cash flows generated using prepayment estimates. Discount rates are based upon current market rates generally being offered for new loan originations with similar credit and payment characteristics. Savings, checking, and money market deposit accounts are valued at the amount payable on demand as of year-end. Fair values for time deposits and the FHLB borrowings are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits and borrowings of similar remaining maturities.

Commitments to Extend Credit
----------------------------

These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note 10.

17.   PARENT COMPANY

Following are condensed financial statements for Nittany Financial Corp.:


                             CONDENSED BALANCE SHEET


                                                                                           December 31,
                                                                                    2000                  1999
                                                                             --------------------  --------------------
ASSETS
     Cash                                                                    $            77,472   $            31,656
     Investment in subsidiaries                                                        6,266,371             5,206,747
     Other assets                                                                         25,000                     -
                                                                             --------------------  --------------------
TOTAL ASSETS                                                                 $         6,368,843   $         5,238,403
                                                                             ====================  ====================
LIABILITIES AND STOCKHOLDERS' EQUITY
     Other liabilities                                                       $             9,271   $             7,000
     Stockholders' equity                                                              6,359,572             5,231,403
                                                                             --------------------  --------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $         6,368,843   $         5,238,403
                                                                             ====================  ====================

                          CONDENSED STATEMENT OF INCOME

                                                                                      Year Ended December 31,
                                                                                    2000                  1999
                                                                             --------------------  --------------------
INCOME                                                                       $                 -   $                 -

EXPENSES                                                                                  60,696                34,908
                                                                             --------------------  --------------------

Loss before equity in undistributed net income (loss) of subsidiaries                    (60,696)              (34,908)

Equity in undistributed net income (loss) of subsidiaries                                210,758              (192,223)
                                                                             --------------------  --------------------
NET INCOME (LOSS)                                                            $           150,062   $          (227,131)
                                                                             ====================  ====================

                        CONDENSED STATEMENT OF CASH FLOWS

                                                                                      Year Ended December 31,
                                                                                    2000                  1999
                                                                             --------------------  --------------------
OPERATING ACTIVITIES
     Net income (loss)                                                       $          150,062    $         (227,131)
     Adjustments to reconcile  net income  (loss) to
       net cash  provided by (used for) operating activities:
            Equity in undistributed net (income) loss of subsidiaries                  (210,759)              192,223
            Other, net                                                                    2,271                47,002
                                                                             --------------------  --------------------
                    Net cash provided by (used for) operating activities                (58,426)               12,094
                                                                             --------------------  --------------------
INVESTING ACTIVITIES
     Initial capitalization of Nittany                                                        -               (10,000)
     Capital contribution to subsidiary bank                                           (452,000)             (800,000)
                                                                             --------------------  --------------------
                    Net cash used for investing activities                             (452,000)             (810,000)
                                                                             --------------------  --------------------
FINANCING ACTIVITIES
     Proceeds from issuance of common stock                                             581,379               820,235
     Other, net                                                                         (25,000)                    -
     Cash paid in lieu of fractional shares                                                (137)                    -
                                                                             --------------------  --------------------
                    Net cash provided by financing activities                           556,242               820,235
                                                                             --------------------  --------------------
                  Increase in cash                                                       45,816                22,329

CASH AT BEGINNING OF PERIOD                                                              31,656                 9,327
                                                                             --------------------  --------------------
CASH AT END OF PERIOD                                                        $           77,472    $           31,656
                                                                             ====================  ====================

                                   APPENDIX A

                         STOCK SUBSCRIPTION APPLICATION

                             NITTANY FINANCIAL CORP.

                BY EXECUTING THIS STOCK SUBSCRIPTION APPLICATION,
               I ACKNOWLEDGE RECEIPT OF A COPY OF THE PROSPECTUS.

I hereby subscribe for and offer to purchase the number of shares of common stock, $.10 par value, of Nittany Financial Corp. ("Common Stock") shown below, upon the terms and conditions specified in the Prospectus at a purchase price of $9.50 per share. All subscriptions must be for a minimum of 250 shares, unless waived by Nittany Financial Corp. ("Nittany"). No fractional shares will be issued.

I acknowledge and agree that this application constitutes an irrevocable offer and may not be withdrawn without the consent of Nittany. If Nittany accepts any subscription only in part, I understand that Nittany will return any portion of funds not required for the partial subscription, with no interest earned on this portion. If Nittany declines any subscription, I understand that Nittany will return my subscription funds at that time, with no interest earned on the funds.

If Nittany cancels the offering in its entirety or rejects this application, this offer to purchase and subscribe shall become void, and Nittany will return any payments received from in full with no interest earned on the amount returned. I understand that Nittany will mail my funds within 10 days upon termination of the offering or rejection of my application.

Subscriptions may be made by completing and signing this stock subscription application and delivering to: Nittany Bank, Escrow Agent for Nittany Financial Corp., 116 East College Avenue (or, to P.O. Box 10283, if mailing this stock subscription application), State College, Pennsylvania, 5:00 p.m., Eastern Standard Time, within 60 days of the date of the offering, but in its discretion, Nittany may terminate or extend the offering period. The offering period will terminate no later than December 31, 2001. The Stock Subscription Application must be delivered together with the full amount of the purchase price for the shares subscribed, in United States dollars, by check, bank draft, or money order, made payable to "Nittany Bank, Escrow Agent for Nittany Financial Corp."

Upon each closing, all funds received for subscriptions that are accepted by Nittany shall become capital of Nittany together with interest thereon. These shares of common stock being offered are not deposits and are not insured by the FDIC.

                                       NITTANY FINANCIAL CORP.
                                   STOCK SUBSCRIPTION APPLICATION

Name(s) of Subscribers: ___________________________ Date of Subscription _________________________

Number of Shares ________ x $9.50 per share = Amount of Subscription $____________________________

Are you currently a shareholder of Nittany Financial Corp.?            Yes     [_]      No     [_]
Are you currently a customer of Nittany Bank?                          Yes     {_]      No     [_]
(Note:  Shareholders and customers may receive preference in the event of an over subscription.)

REGISTRATION INFORMATION:

PLEASE  CHECK AS  APPROPRIATE  AND WRITE OUT THE WAY IN WHICH  SHARES  ARE TO BE
REGISTERED:

         [  ] INDIVIDUAL

         [  ] JT TEN -- as joint tenants with right of survivorship and not as tenants in common

         [  ] TEN COM -- as tenants in common

         [  ] TEN ENT -- as tenants in the entireties

[  ] Uniform Gifts to Minors Act _________________________________________________________________
                                                      (custodian)

Custodian for ____________ under Uniform Gifts to Minors Act, State of ___________________________
                (minor)                                                         (state)

[  ] IRA, SEP or Keogh Account # _________________________________________________________________

Registration Name ________________________________________________________________________________

Social Security Number or Tax ID Number __________________________________________________________

Address of Subscriber

City _____________________________________________  State _____________  Zip Code ________________

Telephone Number: Day: ______________________________ Evening: ___________________________________

Note:    If the Subscription Application is on behalf of an IRA, SEP or KEOGH, the registration name above must read exactly as does the name of the IRA, SEP or KEOGH account.

Brokerage Firm _______________________________________________ Broker ____________________________
Broker's Phone No. ________________ Custodian Firm _______________________________________________
Mailing Address of Broker or Custodian ___________________________________________________________


I HAVE READ AND RECEIVED A PROSPECTUS DATED JUNE 1, 2001 AND HEREBY AGREE TO THE
TERMS OF THIS APPLICATION.

Signature of Subscriber __________________________________________________________________________

                             NITTANY FINANCIAL CORP.

                                     [LOGO]


                                 210,000 Shares
                                  Common Stock



                             ----------------------
                                   PROSPECTUS
                             ----------------------





                               Dated June 1, 2001


                      THESE SECURITIES ARE NOT DEPOSITS OR
                         ACCOUNTS AND ARE NOT FEDERALLY
                             INSURED OR GUARANTEED.